As filed with the Securities and Exchange Commission on August 3, 2015

Registration No. 333-200969

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1/A

Amendment No. 5

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NAC Global Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	3990	87-0678927
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4720 Salisbury Road
Jacksonville, FL 32256
(904) 493-6496

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vincent Genovese
24484 Harbour View Drive
Ponte Vedra Beach, FL 32082

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications, including communications sent to agent for service, should be sent to:

David E. Danovitch, Esq. Zachary D. Blumenthal, Esq. Avraham S. Adler, Esq. Robinson Brog Leinwand Greene Genovese & Gluck P.C. 875 Third Avenue, 9th Floor New York, New York 10022 (212) 603-6300	Gregg E. Jaclin, Esq. Eric M. Stein, Esq. Szaferman Lakind Blumstein & Blader, P.C. 101 Grovers Mill Road, Suite 200 Lawrenceville, New Jersey (609) 275-0400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED: AUGUST 3, 2015

3,333,333 Units

$0.15 per Unit

NAC Global Technologies, Inc. is offering 3,333,333 Units (“Units” or each a “Unit”), each Unit consisting of one share of common stock, par value $0.001 per share, two Series A Warrants (the “Series A Warrants”) each to purchase one share of common stock (and the shares of common stock issuable from time to time upon exercise of the offered Series A warrants), and one Series B warrant (the “Series B Warrant”; the Series A Warrants and the Series B Warrant, collectively, the “Warrants”) to purchase one share of common stock (and the shares of common stock issuable from time to time upon exercise of the offered Series B Warrants) . Each Series A Warrant is exercisable for the purchase of one share of common stock at an exercise price of $0.15 per share, and will be exercisable upon separation of the Units and will expire five (5) years from the closing of this offering. The Series B Warrant is exercisable for the purchase of one share of common stock at an exercise price of 75% of the lowest volume weighted average price (“VWAP”) during the twenty (20) trading days immediately prior to the applicable exercise date, and will be exercisable upon separation of the Units and will expire five (5) years from the closing of this offering. The Units may not be separated into the underlying shares of common stock and Warrants until the date of this prospectus; and thereafter the Units may be separable into the underlying shares of common stock and Warrants only upon the request of a holder. However, the Series A Warrants and the Series B Warrants may only be separated upon exercise of the Series A Warrants. A purchaser may not exercise any Series B Warrants until such purchaser has exercised all Series A Warrants that such purchaser holds. Our common stock is currently quoted on the OTC Bulletin Board (“OTCBB”) under the symbol “NACG”. There is no established trading market for the Units or the Warrants included in the Units. The last reported sale of our common stock on the OTCBB on July 30, 2015 was $0.15 per share.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6  to read about factors you should consider before investing in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$	$
Placement Agent Commissions(1)	$	$
Offering proceeds to us, before expenses	$	$

(1)      See “Plan of Distribution” beginning on page 54.

Alexander Capital, L.P. has agreed to act as our placement agent in connection with this offering and is arranging for the sale of the Units offered in this prospectus on a “reasonable best efforts” basis. There are no minimum purchase requirements. We may not sell the entire amount of securities being offered pursuant to this prospectus. The placement agent is not required to sell any specific number or dollar amount of the Units offered by this prospectus, but will use its best efforts to sell all such Units up to the maximum of $500,000. The offering will close no later than thirty (30) business days following the effectiveness of the registration statement. The Units being offered may be priced at a discount to the market price of our common stock, although as of the date hereof, there has been no definitive pricing of the securities. We have agreed to pay the placement agent a cash fee equal to 7% of the gross proceeds of the offering. Subject to compliance with FINRA Rule 5110(f)(2)(D), we have also agreed to pay the placement agent for out-of-pocket expenses related to the offering. We have also agreed to issue the placement agent common stock purchase warrants equal to 5% of the aggregate number of shares of common stock sold in the offering. Funds received will be held in escrow pending closing, and the offering will terminate on the earlier of the date on which all shares of common stock offered are sold, or       , 2015.

We may complete the offering even if we do not raise the entire maximum offering amount. The amount raised may be substantially less than the total maximum offering amount and any investor funds not placed in escrow may be used by the Company prior to the maximum offering being sold. If we are voluntarily or involuntarily placed into bankruptcy or receivership, any investor funds may be property of the estate and used for the benefit of creditors and not recoverable by the investors.

Delivery of the Units will be made to the purchasers on or about       , 2015, subject to customary closing conditions. The shares of common stock will be delivered in book-entry form through The Depository Trust Company, New York, New York. The Warrants shall be delivered in physical form by the Company to such persons, and shall be registered in such name or names and shall be in such denominations, as the Placement Agent may request by written notice to the Company at least one (1) business day before the closing date.

Placement Agent

Alexander Capital, L.P.

The date of this prospectus is              , 2015.

You should rely only on the information contained in this prospectus. Neither we nor the underwriter have authorized anyone to provide you with information that is additional or different. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, prospects, financial condition and results of operations may have changed since that date.

Information contained in, and that can be accessed through, our web site, www.nacglobaltechnologies.com, does not constitute part of this prospectus.

The NAC Global Technologies, Inc. logo is a trademark of NAC Global Technologies, Inc. All other trademarks and service marks appearing in this prospectus are the property of their respective holders.

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. In addition, the placement agent has not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, before making an investment decision. Certain statements in this summary are forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from future results contemplated in the forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” All references to “we,” “us,” “our,” and the “Company” mean NAC Global Technologies, Inc.

Our Company

Business Overview

NAC Global Technologies, Inc. (referred to herein as the “Company,” “we” and “our”) is a development and manufacturing company. We manufacture and supply harmonic gearing technology (“HGT”), which is of key importance in the automation, robotics, and defense industries and is gearing technology for precision motion control applications. We have one operating subsidiary, NAC Drive Systems, Inc., and we are expanding our market reach into emerging clean energy and advanced robotic applications. Our corporate headquarters are located in Jacksonville, Florida, and we have manufacturing and warehousing facilities in Port Jervis, New York.

HGT is a critical drive to many industries including robotics, semi-conductor, aerospace, and defense. Additionally, HGT is widely used in motion control applications where precision, long-life, compactness, and reliability are important features. We operate in both the commercial and defense industry segments. Within the commercial segment we currently sell to the following industries, among others: robotic, printing, corrugated products, semi-conductor, and health care. Currently, approximately 90% of our revenues are derived from the commercial market.

We believe that the use of HGT will increase significantly into other industry segments over the next five (5) years. We believe that the use of HGT in wind turbines has the capability of being transformational to the industry by helping to resolve technical and reliability issues that have plagued the industry for decades. The global wind turbine gearbox market is expected to reach $8.1 billion by 2020 per PR Newswire (Source: Global Information Inc.). Additionally, we plan to expand into the health care market and have an intellectual property pipeline in both the health care and energy segments. We believe our health care initiative complements our defense related initiatives, specifically, because we believe there is a need for more natural and capable prosthetic limbs developed for disabled veterans. We are also exploring how our energy technologies may offer military and emergency power solutions for lightweight, portable power generators. As we further implement our growth strategy, we plan to strategically introduce new products that will diversify our current HGT platform, with a particular focus on new clean energy technologies. In executing on that strategy, we are planning a second product line for an environmentally friendly, non-volatile fuel cell product, suitable for use in aircraft, automotive, defense and portable power applications.

We plan to establish production in the United States for new defense and aerospace applications while maintaining sub-contracted manufacturing in Beijing for the majority of commercial applications. Additionally, we intend to augment existing facilities and equipment in the Port Jervis, New York facility, which will be used to manufacture early 100KW wind turbine gearboxes with HGT for lab and field testing as well as to begin research and development of motorized drives for prosthetic limbs. To date, U.S. domestic sales have been handled directly, as are some international sales. We have established distributors in Korea, Brazil, and India with more planned throughout Eastern and Western Europe in particular. We have active customers in Asia, South America, Europe, and the United States — in markets ranging from industrial winches to robots to defense. Our current customers include fortune 500 companies and applications such as robots for inspection of nuclear reactors, communication antennas, and medical machinery.

The sales cycle time for larger, higher volume and value applications ranges from 6 to 24 months. Some applications in the defense and aerospace markets require U.S. based manufacturing. Given the sales cycle time, we expect fairly linear growth in the near term with accelerated growth when larger applications in the sales pipeline start to reach full production phase.

Business Opportunity

HGT, in its most basic form, includes a flexible gear, elliptical ball bearing, and rigid outer spine. This design offers several advantageous properties that have made HGT useful in many applications. The Company believes that there are very high barriers to entry in the market, including proprietary designs and engineering, company history, product validation, customer access, metallurgical processing, work holding and tooling, vendor access, manufacturing know how and quality and testing know how.

Our prime competitor in this market is Harmonic Drive Systems, Inc., a Japanese corporation (“HDS”), which commands a substantial market share on HGT in many of the more mature industry segments. We believe that our growth opportunity comes less from attacking HDS’ market share, but rather from building our own market share. We believe that the current focus on “Made in the USA” products in the defense and aerospace industries provides an ideal opportunity. We are also exploring introducing the precision and engineering discipline of HGT to new industries that may be able to utilize this technology. We believe emerging new applications in the U.S. automotive industry, which is also focused on buying and building American products for cam shaft phasing, variable pitch steering, and electric vehicle steering, may create an opportunity for this technology.

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There are several intersecting factors that we believe will work in our favor as we execute on our business plan. First, we have received requests and formal letters of intent from a variety of enterprises that are seeking out the Company, as both a primary vendor and as an additional vendor, to secure their supply chains and to eliminate reliance on a single source for their HGT needs. Second, as miniaturization in new industry segments, including health care, becomes the norm, companies are looking to new manufacturers and suppliers to provide them with new, miniaturized products to include in their applications, machinery and appliances. Management estimates the market for precision gearboxes to exceed $1.6 billion in 2015 and we believe that our HGT offers technical advantages over standard gearing technologies. The primary advantages of our HGT include: zero tooth backlash; precision motion capabilities that do not degrade for the life of the unit, whereas standard gearing begins to degrade and wear immediately with use; high ratios in a single stage; light weight; and small size. Management believes that the need for precision motion control in manufacturing is expanding as devices used industrially and personally are becoming more sophisticated. As such, we expect the demand for our HGT to increase and anticipate that we can address this market with competitively priced, high precision gearboxes incorporating our HGT.

Our Corporate History and Background

NAC Drive Systems, Inc. (formerly NAC Harmonic Drive, Inc.), our operating subsidiary, was formed in 2007 with a lineage dating to 1968. An affiliated company of the Company is Conic Systems, Inc. (“Conic”), which was formed in 1968 and introduced harmonic gearing to the printing industry and invented the harmonic differential, harmonic differential electronic tension control system, and the patented right angle harmonic differential. Vincent Genovese, the Company’s President and Chief Executive Officer, is also President and Chief Executive Officer of Conic.

We entered the market by developing a relationship with Beijing CTKM Harmonic Drive Co. LTD (“CTKM”), a Chinese company that manufactures products for the China Space Program. We are the exclusive sales representative and distributor for CTKM throughout the world for the sale and distribution of CTKM’s harmonic drive gearing products and any other products that CTKM may offer for sale, except in the People’s Republic of China. We entered into a five-year manufacturing and global distribution agreement with CTKM that includes the exclusive right to sell products produced at that factory outside of China and the exclusive right to manufacture, via subcontracting, at that factory products sold outside of China. The initial agreement was set to expire in October 2015. In October 2012, we entered into a new, longer-term agreement with CTKM that extends the term until 2022. The new agreement is for a period of ten (10) years with a 5-year cancellation notice. If the agreement is not terminated within five (5) years, the term extends for an additional ten (10) years.

Our vendor for harmonic gearing component sets is CTKM.

Conic was established in 1968 to bring harmonic differential gearboxes to the converting and printing markets. Overtime Conic developed closed loop tension control systems and tension transducers. Management believes that Conic developed an excellent reputation for having expertise in control of light materials in continuous web processing, and as a result, derived a significant portion of its income from the medical industry where light materials like gauze is prevalent. In addition to manufacturing harmonic gearboxes and controls, Conic designed and manufactured custom machinery, with a particular focus on the medical industry. Strategically in 1994, Conic chose to focus on building out its line of harmonic differentials and controls. It successfully introduced multiple harmonic gearbox product lines and tension control systems becoming the recognized industry leader in the printing industry.

In 2000, Conic operated as a consolidated subsidiary to Nireco Corporation, a publically traded company of Japan (“Nireco”), which held a twenty-five percent (25%) ownership interest in Conic. During such ownership, Nireco had significant influence on Conic’s activities.

Conic expanded sales of the Nireco line of industrial controls in North and South America and collaborated in engineering, product design and global market development planning. In 2004 Conic fully acquired Datatran Labs (“Datatran”), a co-located vendor. Conic and Datatran had collaborated since 1991 on electronic controls design that were integrated with Conic’s harmonic differential. In 2009, Conic repurchased the twenty-five percent (25%) ownership interest from Nireco and thereafter, neither company had any ownership interest in the other. Additionally, Conic retained distribution rights for portions of the Nireco product line.

Since the acquisition from Nireco, Conic has been owned by Vincent Genovese, Conic’s Chief Executive Officer, and has operated on a parallel but legal stand-alone basis. Mr. Genovese is also Chief Executive Officer of the Company. Co-managed and located in the same place, the Company and Conic share resources including but not limited to personnel, plant and equipment, quality inspection, engineering, accounting and information system platforms. In the fourth quarter of 2010, our board of directors decided to attempt to fully acquire Conic and merge the two companies in order to provide us with uninhibited access to Conic’s harmonic gearbox manufacturing expertise and equipment. Today, the Company and Conic share facilities and equipment in Port Jervis, New York where small scale, specialized gearbox and electronic controls production are in place.

On May 6, 2014, NAC Harmonic Drive, Inc. changed its name to NAC Drive Systems, Inc.

After acquiring NAC Drive Systems, Inc. in April 2014, on July 15, 2014, we changed our name from LipidViro Tech, Inc. to NAC Global Technologies, Inc. to be more consistent with our wholly-owned subsidiary that conducts 100% of our operations.

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Recent Developments

Private Placements

On January 8, 2015, we completed a private offering of $109,000 aggregate principal amount of 3% Original Issue Discount Convertible Promissory Notes and warrants to purchase shares of the Company’s common stock with accredited investors for total net proceeds to us of $91,000 after deducting placement agent fees and expenses.

On May 1, 2015, we issued a secured promissory note to a third party for the principal amount of $30,000 for inventory financing, which such note is subject to an annual interest rate of 15%.

The terms of the aforementioned private placements are further described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in this prospectus.

Establishment of a Sales Representation Network

We commenced hiring of our first sales representatives for our HGT product line. Since May 2015, we hired seven sales representatives to cover territories in the states of Minnesota, Wisconsin, Illinois, Missouri, Indiana, North Dakota, South Dakota, and Iowa. Additionally, we are currently seeking sales representatives for the states of Maine, New Hampshire, Vermont, Rhode Island, Connecticut, Massachusetts, Ohio, Pennsylvania, Kentucky, Delaware, Maryland, Texas, and California.

Recent Customer Adoptions of our HGT Drives

In April 2015, we received a first production order for our HGT drives from an India based printing press manufacturer. This customer represents the eighth manufacturer of printing equipment to test, validate, and adopt our drives.

In May 2015, we received a first production order for our HGT drives from a U.S. based semi-conductor machinery company, which was also successfully tested. This customer represents the second U.S. based company to test and validate our drives in the semi-conductor industry.

In May 2015, we announced the successful test and approval of our HGT drives by a Swiss machine tool manufacturer specializing in machinery for the watch making, jewellery, and medical industries. Along with the approval on this first application, the manufacturer ordered additional components and commenced testing on a second application.

In May 2015, we entered into a supply agreement to supply our HGT drives for a new generation helicopter application for landing gear drives. The first units are due to ship in June 2015 as part of the overall system validation.

In May 2015, we received a first production order to supply our HGT drives to a European based manufacturer of advanced surveillance and security systems. The customer is utilizing our new HGT version, our SHF series, for precision pan and tilt functions.

In May 2015, a U.S./India based manufacturer of advanced imaging systems commenced adoption of our HGT. The first units have shipped, and the customer’s assemblies are in production for system validation.

Summary of Risk Factors

Our business is subject to risks, as discussed more fully in the section entitled “Risk Factors” beginning on page 6. You should carefully consider all of the risks discussed in the “Risk Factors” section before investing in our common stock. In particular, the following factors may have an adverse effect on our business, which could cause a decrease in the price of our common stock and result in a loss of all or a portion of your investment:

●	A prolonged downturn in the industries in which we operate or provide product to could adversely affect our business.

●	We may experience unanticipated start-up expenses and production delays in opening new facilities or product line transfers.

●	Our business and operations could be materially adversely affected due to our dependence on one key vendor.

●	We currently derive substantially all of our revenue from our HGT. If our technology concepts and the products derived therefrom do not continue to achieve market acceptance, our business, financial condition and results of operations would be adversely affected.

●	Some of our products are in development or have been recently introduced into the market and may not achieve market acceptance, which could limit our growth and adversely affect our business, financial condition and results of operations.

●	Currently, our sales are concentrated in a few customers, and if we lose or experience a significant reduction in sales to any of these key customers, or if any of these key customers experience a significant decline in market share, our revenues may decrease substantially.

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●	If our pending patents, or our other intellectual property rights, do not adequately protect our technologies, we may lose market share to our competitors and be unable to operate our business profitably.

●	Our CEO controls our Company and Conic Systems, Inc. through his stock ownership. As a result, Mr. Genovese has the ability to control the terms under which we may acquire Conic Systems, Inc.

Corporate Information

Our principal executive offices are located at 4720 Salisbury Road, Jacksonville, FL 32256 and our telephone number is 904-493-6496. Our website address is www.nacglobaltechnologies.com. The information contained therein or connected thereto shall not be deemed to be incorporated into this preliminary prospectus or the registration statement of which it forms a part. The information on our website is not part of this preliminary prospectus.

We are an “emerging growth company” as defined in the JOBS Act. We could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenue exceeds $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. Pursuant to Section 102 of the JOBS Act, we have provided reduced executive compensation disclosure and have omitted a compensation discussion and analysis from this prospectus. Pursuant to Section 107 of the JOBS Act, we have elected to utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

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The Offering

Securities offered by us	3,333,333 Units, consisting of one share of common stock, two Series A Warrants, each to purchase one share of common stock, and one Series B Warrant to purchase one share of common stock. The Units may not be separated into the underlying shares of common stock and Warrants until the date of this prospectus; and thereafter the Units may be separable only upon the request of a holder.

Common stock outstanding after this offering	38,609,083 shares of common stock (assuming full exercise of the Warrants).

Description of Series A Warrants included in Units	The Series A Warrants are exercisable immediately and at any time up to the date that is five (5) years from the closing of this offering. The Series A Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise. The initial exercise price per share of common stock purchasable upon exercise of the Series A Warrants is $0.15 per share and will be exercisable upon separation of the Units and will expire five (5) years from the closing of this offering.

Description of Series B Warrants included in Units

A purchaser may not exercise any Series B Warrants until such purchaser has exercised all Series A Warrants that such purchaser holds, and thereafter, such purchaser may exercise the Series B Warrants at any time up to the date that is five (5) years from the closing of this offering. The Series B Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise. The initial exercise price per share of common stock purchasable upon exercise of the Series B Warrants is 75% of the VWAP during the twenty (20) trading days immediately prior to the applicable exercise date and will be exercisable upon separation of the Units (subject to the holder’s full exercise of the Series A Warrants) and will expire five (5) years from the closing of this offering.

Use of Proceeds	Assuming we raise 100% of the maximum offering amount in this offering, we estimate that the net proceeds from our sale of Units in this offering will be approximately $431,164.11, based on the public offering price of $0.15 per Unit, after deducting estimated placement agent commissions and estimated offering expenses payable by us. We expect to use the net proceeds of this offering for general corporate purposes, including working capital, product development, marketing activities, expanding our internal sales organization and further developing sales channels, and other capital expenditures. In addition, we may use a portion of the net proceeds from this offering we receive for acquisitions of, or investments in, complementary businesses, products, technologies or other assets.

Dividend Policy	We do not anticipate paying any cash dividends on our common stock.

Risk Factors	There are significant risks involved in investing in the Company. For a discussion of risk factors you should consider before buying our common stock, see “Risk Factors” beginning on page 6.

OTCBB Symbol	NACG

The number of shares of our common stock outstanding after this offering is based on 25,275,751 shares of common stock outstanding as of July 30, 2015 and excludes:

●	1,250,000 shares of common stock issuable upon conversion of convertible debt at a conversion price of $0.30;

●	1,553,333 shares of common stock issuable upon conversion of convertible debt at a conversion price of $0.15;

●	648,809 shares of common stock issuable upon conversion of convertible debt at a conversion price of $0.168; and

●	21,800 shares of common stock issuable upon exercise of warrants at an exercise price of $0.63.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our shares of common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Cautionary Note Regarding Forward-Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus.

Risks Related to Our Business

We have a large accumulated deficit, may incur future losses and may be unable to maintain profitability.

As of March 31, 2015 and December 31, 2014, we had an accumulated deficit of ($2,402,156) and ($2,257,424), respectively. As of March 31, 2015, we had stockholders' deficit of ($1,757,051) and as of December 31, 2014, we had a stockholders' deficit of ($1,621,069). We may incur net losses in the future. Our ability to achieve and sustain long-term profitability is largely dependent on our ability to successfully market and sell our products and services, control our costs, and effectively manage our growth. We cannot assure you that we will be able to maintain profitability. In the event we fail to maintain profitability, our stock price could decline.

We have a history of operating losses and we expect to continue to realize net losses for at least the next 12 months.

We have recorded a net loss in each reporting period since our inception. Our net loss for the year ended December 31, 2014 was approximately ($1,529,563). Our independent registered public accounting firm has expressed substantial doubt concerning our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to raise additional capital, obtain other financing and/or close on our potential revenue producing opportunities. The Company expects to continue to have development costs as it develops the next generation of products.

We have a limited operating history and limited capital, and as such, cannot offer any assurance as to our future financial results. You may lose your entire investment.

We have not yet established sufficient revenues or operations to provide long-term financial stability. There can be no assurance that the Company can realize its plans on the projected timetable in order to reach sustainable or profitable operations. Any material deviation from the Company’s current plan could require that the Company seek additional capital. There can be no assurance that such capital will be available, or if available, available on reasonable terms.

Investment in an “emerging growth company” (as defined in the JOBS Act) such as the Company is inherently subject to many risks, and an investor should be prepared to withstand a complete loss of its investment. The Company, as a consolidated entity, only has a limited operating history upon which investors may base an evaluation of its performance; therefore, it is still subject to all of the risks incident to the creation and development of a new business.

A prolonged downturn in the industries in which we operate or provide product to could adversely affect our business.

Several of the industries in which we operate are cyclical in nature and therefore are affected by factors beyond our control. A prolonged downturn in, among other industries, the aerospace and defense, process instrumentation or electric motor markets industries could have an adverse effect on our business, financial condition and results of operations.

We may experience unanticipated start-up expenses and production delays in opening new facilities or product line transfers.

Certain of our businesses are relocating or have recently relocated manufacturing operations to low-cost locales. Unanticipated start-up expenses and production delays in opening new facilities or completing product line transfers, as well as possible underutilization of our existing facilities, could result in production inefficiencies, which would adversely affect our business and operations.

Our business and operations could be materially adversely affected due to our dependence on one key vendor.

The Company is highly dependent on one key vendor, namely CTKM Beijing Harmonic Drive, LTD. (“CTKM”) of Beijing, China. In the event that CTKM were to cease supplying us with gearing component sets, it would be difficult to find an alternate source of supply and know-how within a reasonable period of time given the unique and specialized nature of the product and services being provided to us by CTKM. Our business, results of operations and financial condition could be materially adversely affected by the loss of the relationship with CTKM, as it would take a significant amount of time to replace this relationship with uncertain results.

Our international sales and operations may be adversely impacted by compliance with export laws.

We are required to comply with various import, export, export control and economic sanctions laws, which may affect our transactions with certain customers, business partners and other persons, including in certain cases dealings with or between our employees and subsidiaries. In certain circumstances, export control and economic sanctions regulations may prohibit the export of certain products, services and technologies, and in other circumstances, we may be required to obtain an export license before exporting a controlled item. In addition, failure to comply with any of these regulations could result in civil and criminal and monetary and non-monetary penalties, disruptions to our business, limitations on our ability to import and export products and services and damage to our reputation.

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If we are unable to develop new products on a timely basis, it could adversely affect our business and prospects.

We believe that our future success depends, in part, on our ability to develop, on a timely basis, technologically advanced products that meet or exceed appropriate industry standards. Maintaining such advantages will require our continued investing in research and development and sales and marketing. There can be no assurance that we will have sufficient resources to make such investments, that we will be able to make the technological advances necessary to maintain such competitive advantages or that we can recover significant research and development expenses. There is no assurance that we will be able to protect our products from becoming technologically obsolete or that we will be able to develop and successfully market new products.

We currently derive substantially all of our revenue from our HGT. If our technology concepts and the products derived therefrom do not continue to achieve market acceptance, our business, financial condition and results of operations would be adversely affected.

We are dependent upon the success and market acceptance of our HGT, which in its most basic form includes an elliptical ball bearing, flexible gear, and rigid outer spline. Currently, our primary product offerings are based on a design which we believe contains positive attributes in the areas of efficiency, torque, noise, accuracy, weight, size, reliability, wear, and ease of assembly. Continued market acceptance of products incorporating our design will depend upon our ability to continue to provide evidence to our customer base that our products are cost-effective and offer significantly improved performance compared to conventional technologies, which are basically standard planetary gearheads. If existing or prospective customers do not find our platform to be cost-effective, safe or more accurate or reliable than competitive options, they may not buy our products in sufficient quantities to enable us to be profitable. If we are unable to achieve additional market acceptance of our core technology or products incorporating our unique HGT platform, we will not generate significant revenue growth from the sale of our products.

Some of our products are in development or have been recently introduced into the market and may not achieve market acceptance, which could limit our growth and adversely affect our business, financial condition and results of operations.

Several of our technology products are new to the marketplace and we do not know to what degree the market will accept these products, if at all. Even if our customers recognize the benefits of our products, we cannot assure you that our customers will purchase them in quantities sufficient for us to be profitable or successful. We will need to invest in significant sales and marketing resources to achieve market acceptance of these products with no assurance of success. The degree of market acceptance of these products will depend on a number of factors, including: perceived advantages of our products and their sales prices; perceived safety and effectiveness of our products; and introduction and acceptance of competing products or technologies.

We face competition from other companies, many of which have substantially greater resources than we do. If we do not successfully develop and commercialize enhanced or new products that remain competitive with new products or alternative technologies developed by others, we could lose revenue opportunities and customers, and our ability to grow our business would be impaired.

The industry segment that includes companies specializing in gearing and HGT drives is small and consists primarily of large, diversified multinational conglomerates. Many of our competitors have substantially greater capital resources, larger customer bases, and larger sales forces than ours, and have established stronger reputations with target customers. We face substantial competition from companies developing products that compete with our HGT platform.

Our industry is characterized by continued and sustained product development and technological advances, which places our products at risk of obsolescence. Our long-term success depends upon the development and successful commercialization of new products, new or improved technologies and additional applications for our technology. The research and development process is time-consuming and costly and may not result in products or applications that we can successfully commercialize. If we do not successfully adapt our products and applications both within and outside these measurements, we could lose revenue opportunities and customers. Furthermore, one or more of our competitors may develop products that are substantially equivalent to or superior to our HGT-based products. Competition could result in reductions in the price of our products, fewer orders for our products, a reduction of our gross margins and a loss of our market share.

If we lose the services of our key personnel, or if we are unable to attract and retain other key personnel, we may not be able to manage our operations or meet our growth objectives.

We are highly dependent on our senior management, especially Vincent Genovese, our Chief Executive Officer, and other key officers. Our success will depend on our ability to retain our current management, and to attract and retain qualified personnel in the future, many of whom are or will be considered as being highly skilled personnel. Competition for highly skilled senior management, engineers and sales personnel is intense and we may not be able to retain our personnel for a variety of reasons, including our size and ability to compensate our employees to the level of compensation being offered by our competitors. Except for our Chief Executive Officer, we currently do not have employment agreements in place with any of our key personnel and there is no assurance that we will be able to enter into mutually satisfactory employment agreements with our key personnel or even if we are able to enter into such agreements, that they will incentivize those individuals to remain employed with the Company for a sustained period of time. The loss of the services of members of our key personnel could prevent the implementation and completion of our objectives, including the development and introduction of our products.

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The risks inherent in operating internationally and the risks of selling and shipping our products and of purchasing our components and products internationally may adversely impact our business, financial condition and results of operations.

We derive a significant portion of our net sales from international operations, and our forecasts assume continued growth in internationally sourced revenue of approximately 15% to 20% of total revenues. The, production, sale, and/or shipping of our products across international borders, as well as the purchase of materials and components from international sources, subject us to extensive U.S. and foreign governmental trade regulations. Compliance with such regulations is costly and we could be exposed to potentially significant penalties for non-compliance. Any failure to comply with applicable legal and regulatory obligations could impact us in a variety of ways that include, but are not limited to, significant criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties, denial of export privileges, seizure of shipments, restrictions on certain business activities, and exclusion or debarment from government contracting. Also, the failure to comply with applicable legal and regulatory obligations could result in the disruption of our shipping, manufacturing and sales activities. Any material decrease in our international sales and related activities would adversely affect our business, financial condition and results of operations.

In addition, our international sales operations expose us and our representatives, agents and distributors to risks inherent in operating in foreign jurisdictions. These risks include, but are not limited to:

●	the imposition of additional U.S. and foreign governmental controls or regulations;

●	the imposition of costly and lengthy new export licensing requirements;

●	changes in duties and tariffs, license obligations and other non-tariff barriers to trade;

●	the imposition of new trade restrictions;

●	the imposition of restrictions on the activities of foreign agents, representatives and distributors;

●	scrutiny of foreign tax authorities which could result in significant fines, penalties and additional taxes being imposed on us;

●	pricing pressure that we may experience internationally;

●	laws and business practices favoring local companies;

●	longer payment cycles; and

●	difficulties in enforcing or defending intellectual property rights.

In addition, the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws in non-U.S. jurisdictions generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our policies mandate compliance with these anti-bribery laws. Despite our training and compliance programs, our internal control policies and procedures may not always protect us from reckless or criminal acts committed by our employees or agents. Violations of these laws, or allegations of such violations, could subject us to cash and non-cash penalties, disrupt our operations, involve significant management distraction and result in a material adverse effect on our business, financial condition and results of operations.

We currently manufacture our products at two locations and any disruption in or expansion of our manufacturing operations could adversely affect our business, financial condition and results of operations.

We rely on our manufacturing facilities in New York, and via contracted manufacturing, in the Peoples Republic of China. These facilities and the manufacturing equipment we use to produce our products would be difficult to replace and could require substantial time to repair. Our facilities may be affected by natural or man-made disasters. In the event that one of our facilities is affected by a natural or man-made disaster, we would be forced to rely on third-party manufacturers if we could not shift production to our other manufacturing facility. Our insurance for damage to our property and the disruption of our business from casualties may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all. If we are forced to seek alternative facilities, or if we voluntarily expand one or more of our manufacturing operations to new locations, we may incur additional transition costs and we may experience a disruption in the supply of our products until the new facilities are available and operating. Any disruption or delay at our manufacturing facilities and any expansion of our operations to additional locations could create operational hurdles and have an adverse impact on our ability to produce sufficient inventory of our products or may require us to incur additional expenses in order to produce sufficient inventory. In addition, any disruption, delay, transition or expansion of our manufacturing operations could impair our ability to meet the demand of our customers and our customers may cancel orders or purchase products from our competitors, which could adversely affect our business, financial condition and results of operations.

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Our suppliers may not supply us with a sufficient amount of materials and components or materials and components of adequate quality.

We depend on sole or limited source suppliers for key materials and components of our products, and if we are unable to obtain these components on a timely basis, we will not be able timely to deliver our products to customers or otherwise fill orders or commitments on a timely basis. Also, we cannot guarantee that any of the materials or components that we purchase, if available at all, will be of adequate quality. From time to time, there are industry-wide shortages of several materials that we use in our products. We may experience delays in production of our products if we fail to identify alternate vendors for materials and components, or any parts supply is interrupted or reduced or there is a significant increase in production costs, each of which could adversely affect our business, financial condition and results of operations.

Currently, our sales are concentrated in a few customers, and if we lose or experience a significant reduction in sales to any of these key customers, or if any of these key customers experience a significant decline in market share, our revenues may decrease substantially.

We receive a significant amount of our revenues from a limited number of customers. Three (3) customers accounted for approximately 39%, 16% and 12% respectively of the Company’s revenues for the three months ended March 31, 2015. Three (3) customers accounted for approximately 51%, 14% and 12% of the Company’s revenues for the three months ended March 31, 2014. In addition, these customers, in the aggregate, accounted for 68% and 74% of the Company’s accounts receivable balance at March 31, 2015 and 2014, respectively.

The loss of any of these customers or a significant reduction in sales we make to them would likely harm our financial condition and results of operations. Our operating results in the foreseeable future will continue to depend on sales to a relatively small number of customers, as well as the ability of these customers to sell products that incorporate our products. In the future, these customers may decide not to purchase our products at all, purchase fewer products than they did in the past, or alter their purchasing patterns in some other way.

As an emerging growth company as defined in the JOBS Act, we will utilize certain modified disclosure requirements, and we cannot be certain if these reduced requirements will make our common stock less attractive to investors.

We are an emerging growth company as defined in the JOBS Act. We have in this prospectus utilized, and we plan in future filings with the SEC to continue to utilize, the modified disclosure requirements available to emerging growth companies, including reduced disclosure about our executive compensation and omission of compensation discussion and analysis, and an exemption from the requirement of holding a nonbinding advisory vote on executive compensation. In addition, we will not be subject to certain requirements of Section 404 of the Sarbanes-Oxley Act, including the additional testing of our internal control over financial reporting as may occur when outside auditors attest as to our internal control over financial reporting. As a result, our stockholders may not have access to certain information they may deem important.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to utilize this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards as they become applicable to public companies. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

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We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenue exceeds $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

We have not performed an evaluation of our internal control over financial reporting, such as required by Section 404 of the Sarbanes-Oxley Act, nor have we engaged our independent registered public accounting firm to perform an audit of our internal control over financial reporting as of any balance sheet date or for any period reported in our financial statements. Had we performed such an evaluation or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, material weaknesses may have been identified. For so long as we qualify as an “emerging growth company” under the JOBS Act, which may be up to five years following this offering, we will not have to provide an auditor’s attestation report on our internal controls in future annual reports on Form 10-K as otherwise required by Section 404(b) of the Sarbanes-Oxley Act. During the course of the evaluation, documentation or attestation, we or our independent registered public accounting firm may identify weaknesses and deficiencies that we may not otherwise identify in a timely manner or at all as a result of the deferred implementation of this additional level of review.

If our pending patents, or our other intellectual property rights, do not adequately protect our technologies, we may lose market share to our competitors and be unable to operate our business profitably.

Our success depends significantly on our ability to protect our rights to the technologies used in our products. We currently have pending patent applications and we rely on trade secrets, and nondisclosure, confidentiality and other contractual arrangements to protect our technology and rights. Currently, we do not rely on copyright and/or trademark laws to protect our intellectual property. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or maintain any competitive advantage. In addition, we cannot be assured that any of our pending patent applications will result in the issuance of a patent to us or that we will have the financial or operational resources successfully to prosecute these patents. The U.S. Patent and Trademark Office, or “PTO”, may deny or require significant narrowing of claims in our pending or future patent applications, and patents issued as a result of the pending patent applications, if any, may not provide us with significant commercial protection or be issued in a form that is advantageous to us. We could also incur substantial costs in proceedings before the PTO. Our pending patent applications may be challenged which could limit our ability to stop competitors from marketing related technologies. There can also be no assurance that competitors will not be able to design around any patents that may be issued to us in the future. In addition, we rely on unpatented proprietary technology. We cannot assure you that we can meaningfully protect all our rights in our unpatented proprietary technology or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our unpatented proprietary technology.

We seek to protect our know-how and other unpatented proprietary technology with confidentiality agreements and intellectual property assignment agreements with our employees, our partners, independent distributors and consultants. However, such agreements may not be enforceable or may not provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements or in the event that our competitors discover or independently develop similar or identical designs or other proprietary information. We currently do not utilize any registered or common law trademarks to protect or brand the name of any of our products.

Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S. If we fail to apply for intellectual property protection or if we cannot adequately protect our intellectual property rights in these foreign countries, our competitors may be able to compete more effectively against us, which could adversely affect our competitive position, as well as our business, financial condition and results of operations.

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If third parties claim that we infringe their intellectual property rights, we may incur liabilities and costs and may have to redesign or discontinue selling certain products.

Companies in industries that rely heavily on intellectual property rights have used intellectual property litigation to gain a competitive advantage in the marketplace. We face the risk of claims that we have infringed on third parties’ intellectual property rights. Searching for existing intellectual property rights may not reveal important intellectual property and our competitors may also have filed for patent protection, which is not publicly-available information, or claimed trademark rights that have not been revealed through our availability searches. In addition, some of our key personnel were previously employed at other engineering companies that produce products or components similar to ours. We may be subject to claims that our employees have disclosed, or that we have used, trade secrets or other proprietary information of our employees’ former employers. Our efforts to identify and avoid infringing on third parties’ intellectual property rights may not always be successful. Any claims of patent or other intellectual property infringement against us, even those without merit, could:

●	increase the cost of our products;

●	be expensive and time consuming to defend;

●	result in us being required to pay significant damages to third parties;

●	force us to cease making or selling products that incorporate the challenged intellectual property;

●	require us to redesign, reengineer or rebrand our products, product candidates and technologies;

●	require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property on terms that may not be favorable or acceptable to us;

●	require us to indemnify third parties pursuant to contracts in which we have agreed to provide indemnification for intellectual property infringement claims;

●	divert the attention of our management and other key employees;

●	result in our customers or potential customers deferring or limiting their purchase or use of the affected products impacted by the claims until the claims are resolved; and

●	otherwise have a material adverse effect on our business, financial condition and results of operations.

Risks Related to this Offering and Ownership of Our Common Stock

No liquid market currently exists for our common stock, and an active, liquid trading market for our common stock may not develop, which may cause our common stock to trade at a discount from the public offering price and make it difficult for you to sell the common stock you purchase.

Our common stock is currently quoted on the OTCBB and there can be no assurance that there will be an active market for our shares of common stock either now or in the future. If an active and liquid trading market does not develop or continue, you may have difficulty selling any of our common stock that you purchase. The public offering price for the shares of common stock will be determined by negotiations between us and the placement agent and may not be indicative of prices that will prevail in the open market following this offering. The market price of our common stock may decline below the public offering price, and you may not be able to sell your shares of our common stock at or above the price you paid in this offering, or at all.

The market price for our common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits, which could lead to wide fluctuations in our share price. You may be unable to sell your shares of common stock at or above your purchase price, which may result in substantial losses to you.

The market for our common stock is characterized by significant price volatility when compared to the shares of common stock of larger, more established companies that trade on a national securities exchange and have large public floats, and we expect that our share price will continue to be more volatile than the shares of common stock of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares of common stock are, compared to the shares of common stock of such larger, more established companies, sporadically and thinly traded. As a consequence, the trading of relatively small quantities of shares of common stock by our shareholders may disproportionately influence the price of those shares of common stock in either direction. The price for our shares of common stock could, for example, decline precipitously in the event that a large number of our shares of common stock are sold on the market without commensurate demand. Second, we are a speculative or “risky” investment due to our limited operating history, lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares of common stock on the market more quickly and at greater discounts than would be the case with the common stock of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.

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The price of our common stock is likely to be highly volatile, which could result in substantial losses for purchasers of our Units in this offering and such purchases may immediately have significant dilution of their common stock.

Our stock price is likely to be highly volatile. The stock market in general and the market for smaller companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your common stock at or above the public offering price and you may lose some or all of your investment. Additionally, anyone investing in the Units may immediately have significant dilution of their common stock. If we raise additional capital subsequent to this offering through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing shareholders will be reduced and those shareholders may experience significant dilution.

Due to the speculative nature of the Warrants, there is no guarantee that it will ever be profitable for holders of the Warrants included in the Units to exercise the Warrants.

The Series A Warrants and Series B Warrants being offered do not confer any rights of common stock ownership on its holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price and variable price, respectively, for a limited period of time. Specifically, commencing on the date of issuance (subject to the condition included in the Series B Warrants that a purchaser may not exercise any Series B Warrants until such purchaser has exercised all Series A Warrants that such purchaser holds), holders of the Series A Warrants and Series B Warrants may exercise their right to acquire the common stock and pay an exercise price of $0.15 per share (100% of the public offering price of the Units) and 75% of the lowest VWAP during the twenty (20) trading days immediately prior to the applicable exercise date, respectively, prior to five (5) years from the date of issuance, after which date any unexercised Warrants will expire and have no further value. Moreover, following this offering, the market value of the Warrants is uncertain and there can be no assurance that the market value of the Warrants will equal or exceed their public offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the Warrants, and consequently, whether it will ever be profitable for holders of the Warrants to exercise the Warrants.

If we do not obtain additional financing, we will not be able to conduct our business operations and achieve our business objectives.

Our independent registered public accounting firm has expressed substantial doubt concerning our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to raise substantial additional capital or financing. The Company plans on obtaining such substantial additional capital or financing in order to implement its business objectives. There can be no assurances that the Company will be able to obtain additional funding when needed, or that such funding, if available, will be available on terms acceptable to the Company. In the event that the Company’s operations do not generate sufficient cash flow, or the Company cannot acquire additional funds if and when needed, the Company may be forced to curtail or cease its activities which would likely result in the loss to investors of all or a significant portion of their investments, or will result in harm to the Company’s ongoing business operations.

Potential fluctuations in operating results may affect meaningful indications of future performance.

Significant annual and quarterly fluctuations in the Company’s results of operations may be caused by, among other factors, the volume of revenues generated by the Company, the timing of new product or service announcements and releases by the Company and its competitors in the marketplace, and general economic conditions.

There can be no assurances that the level of revenues and profits, if any, achieved by the Company in any particular fiscal period will not be significantly lower than in other periods, including comparable fiscal periods. The Company’s expense levels are based, in part, on its expectations as to future revenues.

As a result, if future revenues are below expectations, net income or loss may be disproportionately affected by a reduction in revenues, as any corresponding reduction in expenses may not be proportionate to the reduction in revenues. As a result, the Company believes that period-to-period comparisons of its results of operations may not necessarily be meaningful and should not be relied upon as indications of future performance.

Risk of accelerated growth could place a significant strain on the Company’s management and its operational and financial resources.

The Company expects to expand its operations by increasing its sales and marketing efforts, research and development activities, and escalating its services. The anticipated growth could place a significant strain on the Company’s management and its operational and financial resources. Effective management of the anticipated growth will require expanding the Company’s management and financial controls, hiring additional appropriate personnel as required, and developing additional expertise by existing management personnel. However, there can be no assurances that these or other measures implemented by the Company will effectively increase the Company’s capabilities to manage such anticipated growth or to do so in a timely and cost-effective manner. Moreover, management of growth is especially challenging for a company with a short operating history and limited financial resources, and the failure to effectively manage growth could have a material adverse effect on the Company’s operations.

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We cannot offer any assurances that we will generate sufficient funds to finance any required investments.

The Company has invested, and intends to continue to invest, in facilities and equipment in order to increase, expand or update its capabilities and facilities. Changes in technology or sales growth beyond currently established production capabilities will require further investment. However, there can be no assurances that the Company will generate sufficient funds from operations to finance any required investment or that other sources of funding will be available. Additionally, there can be no guarantees that any future expansion will not negatively affect earnings.

Future issuance of our common stock could dilute the interests of existing shareholders.

We may issue additional shares of our common stock in the future. The issuance of a substantial amount of common stock could have the effect of substantially diluting the interests of our shareholders. In addition, the sale of a substantial amount of common stock in the public market, either in the initial issuance or in a subsequent resale by the target company in an acquisition which received such common stock as consideration or by investors who acquired such common stock in a private placement, could have an adverse effect on the market price of our common stock.

We do not intend to pay dividends for the foreseeable future, and you must rely on increases in the market prices of our common stock for returns on equity investment.

To date, we have paid no cash dividends on our common stock. For the foreseeable future, earnings generated from our operations will be retained for use in our business and not used to pay dividends.

The application of the Securities and Exchange Commission’s (the “SEC”) “penny stock” rules to our common stock could limit trading activity in the market, and our shareholders may find it more difficult to sell their common stock.

It is expected that our common stock will be trading at less than $5.00 per share and is therefore subject to the SEC penny stock rules. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and to effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we have significant additional requirements for enhanced financial reporting and internal controls. We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

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We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Lack of experience of our management team as officers of publicly-traded companies may hinder our ability to comply with the Sarbanes-Oxley Act.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance staff or consultants in order to develop and implement appropriate internal controls and reporting procedures.

We will incur increased costs as a public company which may affect our profitability.

Until April 29, 2014, NAC Drive Systems, Inc. operated as a private company. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We are subject to the SEC’s rules and regulations relating to public disclosure. SEC disclosures generally involve a substantial expenditure of financial resources. Compliance with these rules and regulations will significantly increase our legal and financial compliance costs and some activities will become more time-consuming and costly. Management may need to increase compensation for senior executive officers, engage additional senior financial officers who are able to adopt financial reporting and control procedures, allocate a budget for an investor and public relations program, and increase our financial and accounting staff in order to meet the demands and financial reporting requirements as a public reporting company. Such additional personnel, public relations, reporting and compliance costs may negatively impact our financial results.

In the event a market develops for our common stock, the market price of our common stock may be volatile.

In the event a market develops for our common stock, the market price of our common stock may be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our common stock. These factors may materially adversely affect the market price of our common stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our share price and trading volume could decline.

The trading market for our shares of common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our common stock adversely, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

14

Because our directors and executive officers are among our largest shareholders, they can exert significant control over our business and affairs and have actual or potential interests that may depart from those interests of purchasers of common stock in this offering.

Our directors and executive officers will own or control a significant percentage of the common stock following this offering. Currently, our directors and executive officers own or control 90.1% of the issued and outstanding common stock. Additionally, the holdings of our directors and executive officers may increase in the future upon vesting or other maturation of exercise rights under any of the options or warrants they may hold or in the future be granted or if they otherwise acquire additional shares of our common stock. The interests of such persons may differ from the interests of our other shareholders. As a result, in addition to their board seats and offices, such persons will have significant influence over and control all corporate actions requiring shareholder approval, irrespective of how the Company’s other shareholders, including purchasers in this offering, may vote, including the following actions:

●	to elect or defeat the election of our directors;

●	to amend or prevent amendment of our Certificate of Incorporation or By-laws;

●	to effect or prevent a merger, sale of assets or other corporate transaction; and

●	to control the outcome of any other matter submitted to our shareholders for vote.

Such persons’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

Our CEO controls our Company and Conic Systems, Inc. (“Conic”) through his stock ownership. As a result, Mr. Genovese has the ability to control the terms under which we may acquire Conic.

Our Chief Executive Officer, Mr. Genovese, is also our controlling shareholder. He is also the controlling shareholder of Conic. The agreement we have to acquire 100% of the issued and outstanding shares of common stock of Conic is deemed to be an agreement with an interested party as defined under Item 404 of Regulation S-K. See “Certain Relationships and Related Transactions.” As a result of Mr. Genovese’s control over each of us and Conic, there is a risk that he has the ability to control the terms under which we acquire Conic, including the timing, structure, and price of such acquisition. Such terms may not be in the best interests of our other shareholders and may favor the interests of Mr. Genovese over that of our Company and other shareholders. Further, the cash that was used to fund the deposit of $63,800 for the shares of common stock of Conic represents significant liquidity or resources that are not being used to fund our current business and such amount is being held by Mr. Genovese as a deposit towards the purchase price of Conic even though we have no current plans or ability to consummate the acquisition.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward looking statements that involve risks and uncertainties, principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All statements other than statements of historical fact contained in this prospectus, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. Before you invest in our securities, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this prospectus could negatively affect our business, operating results, financial condition and stock price. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date hereof to conform our statements to actual results or changed expectations.

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USE OF PROCEEDS

Assuming we raise 100% of the maximum offering amount in this offering, we estimate that the net proceeds from the sale of Units offered by us will be approximately $431,164, based on the public offering price of $0.15 per Unit, and after deducting placement agent commission and estimated offering expenses payable by us. The principal purposes of this offering are to increase our capitalization, financial flexibility, expand our U.S. based production capability and visibility in the marketplace. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds of this offering. We currently intend to use the remaining net proceeds to us from this offering, together with existing cash, primarily for general corporate purposes, including working capital, product development, marketing activities, expanding our internal sales organization and further developing sales channels, and other capital expenditures. We may also use a portion of the net proceeds for the acquisition of, or investment in, businesses, products, technologies or other assets that complement our business, although we have no present commitments or agreements to enter into any material acquisitions or investments. However, given that there is no minimum offering size, it is possible that we will receive significantly less proceeds than the expected proceeds of $500,000. The following is a table that shows the use of proceeds based on the amount of funds we expect to receive on a sliding scale as a percentage of the total offering amount.

	25%	50%	75%	100%

Use of Proceeds	$125,000	$250,000	$375,000	$500,000
Expenses associated with the offering (including Commissions)	$38,836	$48,836	$58,836	$68,836
Expansion of U.S. production capability	$0	$30,000	$60,000	$100,000
General working capital purposes	$86,164	$171,164	$256,164	$331,164

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2015:

●	on an actual basis;

●	on an as adjusted basis to give effect to the sale of Units we are offering based upon an assumed public offering price of $0.15 per Unit, the closing price of our common stock as listed on the OTC Bulletin Board on July 30, 2015, and after deducting placement agent expenses and approximately $28,977 in other estimated offering expenses payable by us.

The information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public price. You should read this table together with the sections entitled “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our financial statements and the related notes, which appear elsewhere in this prospectus.

	As of March 31, 2015 (Unaudited)
	Actual	As Adjusted
Cash and cash equivalents	$8,968	$440,105
Current liabilities	1,978,270	1,978,270
Long-term debt – related party	-	-
Total liabilities	1,978,270	1,978,270
Stockholders’ Equity
Common stock: 150,000,000 shares authorized, 25,275,751shares issued and outstanding; 150,000,000 shares authorized, 28,609,084 shares issued and outstanding, as adjusted	25,275	28,608
Additional paid-in capital	619,830	1,047,634
Accumulated deficit	(2,402,156)	(2,402,156)
Total stockholders’ equity (deficit)	(1,757,051)	(1,325,914)
Total capitalization	$221,219	$652,356

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DILUTION

The as adjusted net tangible book value of our common stock as of March 31, 2015, was approximately $(1,325,914) or $(0.05) per share of common stock based upon 28,609,084 shares of common stock outstanding on such date. As adjusted net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of common stock outstanding after giving effect to the sale of Units we are offering based upon an assumed public offering price of $0.15 per Unit, the closing price of our common stock as listed on the OTC Bulletin Board on July 30, 2015, and after deducting placement agent commissions and estimated offering expenses of approximately $68,836.

If you invest in our Units in this offering, your interest will be diluted to the extent of the difference between the offering price per share and the as adjusted net tangible book value per share of our common stock immediately after completion after this offering. This represents an immediate increase in as adjusted net tangible book value of $0.02 per share to our existing stockholders and an immediate dilution of $(0.20) per share to investors purchasing Units in this offering.

However, given that there is no minimum offering size, it is possible that we will receive significantly less proceeds than the expected proceeds of $500,000.

The following table illustrates this dilution on a per share basis to new investors based on the amount of funds we expect to receive on a sliding scale as a percentage of the total offering amount:

Offering Level	$125,000 (25% of the maximum offering)	$250,000 (50% of the maximum offering)	$375,000 (75% of the maximum offering)	$500,000 (100% of the maximum offering)

Assumed public offering price per Unit	$0.15	$0.15	$0.15	$0.15
Net tangible book value per share as of March 31, 2015 before giving effect to this offering	$(0.07)	$(0.07)	$(0.07)	$(0.07)
Increase in as adjusted net tangible book value per share attributed to new investors purchasing Units from us in this offering	$0.01	$0.01	$0.02	$0.02
As adjusted net tangible book value per share after giving effect to this offering	$(0.06)	$(0.06)	$(0.05)	$(0.05)
Dilution in as adjusted net tangible book value per share to new investors in this offering	$(0.21)	$(0.21)	$(0.20)	$(0.20)

Each $0.10 increase (decrease) in the assumed public offering price of $0.15 per Unit would increase (decrease) the net tangible book value, as adjusted to give effect to this offering, by $(0.01) per share and the dilution to new investors by $(0.01) per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated placement agent expenses.

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The table below summarizes as of March 31, 2015, on an as adjusted basis described above, the number of shares of our common stock, the total consideration and the average price per share (i) paid to us by our existing stockholders and (ii) to be paid by new investors purchasing our Units in this offering at an assumed public offering price of $0.15 per Unit, the closing price of our common stock as listed on the OTC Bulletin Board on July 30, 2015, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Assuming 100% of Units Sold:	Shares Purchased		Total Consideration		Average Price Per
	Number	Percent	Amount	Percent	Share/Unit
Existing stockholders	25,275,751	88%	$4,507,907	90%	$0.18
New investors	3,333,333	12%	$500,000	10%	$0.15
Total	28,608,904	100%	$5,007,907	100%	$0.18

Assuming 75% of Units Sold:	Shares Purchased		Total Consideration		Average Price Per
	Number	Percent	Amount	Percent	Share/Unit
Existing stockholders	25,275,751	91%	$4,507,907	92%	$0.18
New investors	2,500,000	9%	$375,000	8%	$0.15
Total	27,775,751	100%	$4,882,907	100%	$0.18

Assuming 50% of Units Sold:	Shares Purchased		Total Consideration		Average Price Per
	Number	Percent	Amount	Percent	Share/Unit
Existing stockholders	25,275,751	94%	$4,507,907	95%	$0.18
New investors	1,666,666	6%	$250,000	5%	$0.15
Total	26,942,417	100%	$4,757,907	100%	$0.18

Assuming 25% of Units Sold:	Shares Purchased		Total Consideration		Average Price Per
	Number	Percent	Amount	Percent	Share/Unit
Existing stockholders	25,275,751	97%	$4,507,907	97%	$0.18
New investors	833,333	3%	$125,000	3%	$0.15
Total	26,109,084	100%	$4,632,907	100%	$0.18

The total number of shares of our common stock reflected in the discussion and tables above is based on 25,275,751 shares of our common stock outstanding, as of March 31, 2015, and excludes:

●	exercise of any options, warrants or conversion rights outstanding as of March 31, 2015; and

●	any securities, options, warrants or conversion rights issued subsequent to March 31, 2015.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition for the three months ended March 31, 2015 and the years ended December 31, 2014 and 2013 should be read in conjunction with our financial statements and the notes to those financial statements that are contained in this prospectus.

Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Description of Business” sections in this prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

NAC Global Technologies, Inc. is a development and manufacturing company. We manufacture and supply HGT, which is of key importance in the automation, robotics, and defense industries and is gearing technology for precision motion control applications. We have one operating subsidiary, NAC Drive Systems, Inc, and we are expanding our market reach into emerging clean energy and advanced robotic applications. Our corporate headquarters are located in Jacksonville, Florida, and we have manufacturing and warehousing facilities in Port Jervis, New York.

HGT is a critical drive to many industries including robotics, semi-conductor, aerospace, and defense. Additionally, HGT is widely used in motion control applications where precision, long-life, compactness, and reliability are important features. We operate in both the commercial and defense industry segments. Within the commercial segment we currently sell to the following industries, among others: robotic, printing, corrugated products, semi-conductor, and health care. Currently, approximately 90% of our revenues are derived from the commercial market.

We believe that the use of HGT will increase significantly into other industry segments over the next five (5) years. We believe that the use of HGT in wind turbines has the capability of being transformational to the industry by helping to resolve technical and reliability issues that have plagued the industry for decades. The global wind turbine gearbox market is expected to reach $8.1 billion by 2020 per PR Newswire (Source: Global Information Inc.). Additionally, we plan to expand into the health care market and have an intellectual property pipeline in both the health care and energy segments. We believe our health care initiative complements our defense related initiatives, specifically, because we believe there is a need for more natural and capable prosthetic limbs developed for disabled veterans. We are also exploring how our energy technologies may offer military and emergency power solutions for lightweight, portable power generators. As we further implement our growth strategy, we plan to strategically introduce new products that will diversify our current HGT platform, with a particular focus on new clean energy technologies. In executing on that strategy, we are planning a second product line for an environmentally friendly, non-volatile fuel cell product, suitable for use in aircraft, automotive, defense and portable power applications.

We plan to establish production in the United States for new defense and aerospace applications while maintaining sub-contracted manufacturing in Beijing for the majority of commercial applications. Additionally, we intend to augment existing facilities and equipment in the Port Jervis, New York facility, which will be used to manufacture early 100KW wind turbine gearboxes with HGT for lab and field testing as well as to begin research and development of motorized drives for prosthetic limbs. To date, U.S. domestic sales have been handled directly, as are some international sales. We have established distributors in Korea, Brazil, and India with more planned throughout Eastern and Western Europe in particular. We have active customers in Asia, South America, Europe, and the United States — in markets ranging from industrial winches to robots to defense. Our current customers include fortune 500 companies and applications such as robots for inspection of nuclear reactors, communication antennas, and medical machinery.

The sales cycle time for larger, higher volume and value applications ranges from 6 to 24 months. Some applications in the defense and aerospace markets require U.S. based manufacturing. Given the sales cycle time, we expect fairly linear growth in the near term with accelerated growth when larger applications in the sales pipeline start to reach full production phase.

Recent Events

In the three months ended March 31, 2015, the Company has continued to execute on its growth plan and has begun building a national sales representation network for its harmonic gearing technology (“HGT”) while continuing its HGT expansion funding plan through a registered public offering. Seven sales representatives have been hired to date for Midwest states, and we anticipate commencing proactive sales efforts in those states in May 2015. The Company is in discussions with additional sales representatives to cover mid-Atlantic and northeast states, and we expect to commence proactive sales efforts in those states in the second quarter of 2015. The Company intends to have sales representation throughout the majority of the United States in the coming months. To date, the Company has been operating with limited sales personnel, and the majority of revenues have been generated by customers finding the Company via the Company’s website. Additionally, to further our sales and marketing efforts, the Company is actively updating its product line catalog and website to include recent product releases of precision harmonic gearheads.

The Company has seen active adoption of HGT by manufacturers in the first quarter of 2015. The Company’s HGT drives are being adopted by a multinational aerospace manufacturer on a new generation helicopter for landing gear drives. First shipments are anticipated in May 2015. Additional equipment manufacturers that have completed validation and have placed second orders with the Company include an Indian printing press manufacturer, a U.S. semi-conductor company, and a Swiss machine tool company.

The Company announced in late 2014 that it was engaged in an initiative to offer a new aluminum-air fuel cell technology in keeping with its strategic goal to develop new clean energy technologies. In furtherance of this initiative, the Company has executed a non-binding letter of intent with the technology inventors for the acquisition of the intellectual property, including the patents, research papers, trademarks, and designs. We believe this technology offers sales opportunities, as it is environmentally friendly, non-volatile, and suitable for use in aircraft, automotive, defense and portable power applications, amongst others. The Company was approached by the fuel cell technology inventors to commercialize the technology as a result of our engineering and manufacturing experience and global market reach. The parties plan to move to definitive agreements subject to successful plan funding and completion of due diligence.

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Results of Operations

Comparison of Three Months Ended March 31, 2015 and March 31, 2014

Revenues

Sales revenues for the three months ended March 31, 2015 totaled $123,081 as compared to $155,217 for the three months ended March 31, 2014. NAC Drive Systems, Inc., our wholly-owned operating subsidiary, generated all of our revenues via harmonic gearing product sales. Management attributes the decrease in revenues to shifting resources from sales in the short-term to bringing the Company’s common stock into the public market and preparing the Company to execute on larger sales opportunities in the sales pipeline in the future. Management anticipates the downward trend in revenues to reverse as the Company continues to execute on its strategy and business plan.

Cost of Goods - Gross Margin

Gross margin was 26% for the three months ended March 31, 2015 as compared to 23% for the three months ended March 31, 2014. Gross margins are expected to improve as revenues increase due to the economies of scale and reduced concentrations.

Operating Expenses

Operating expenses for the three months ended March 31, 2015 totaled $263,874. This amount included $105,064 for fund raising activities, $45,781 for accounting, $16,316 for Securities and Exchange Commission compliance, and $6,153 for investor relations. The increase, as compared to the three months ended March 31, 2014, is attributed to the costs of being a public company, fundraising, and preparing a registered public offering.

Operating expenses for the three months ended March 31, 2014 totaled $142,905, which included $71,875 in non-cash stock compensation expenses to a board member.

Net Loss

The net loss for the three months ended March 31, 2015 was $144,732, including $142,283 in debt discount expenses in connection with convertible notes, $18,170 in amortized financing costs, $6,722 in interest expenses, and $289,511 in derivative gain.

The net loss for the three months ended March 31, 2014 was $107,766, including $71,875 in non-cash stock compensation expenses and $1,005 in interest expenses.

We do not anticipate generating profits for at least the next twelve months, as we plan to increase engineering and manufacturing investments. We believe profitability is achievable within 18 to 24 months without hindering our growth curve potential.

Comparison of year ended December 31, 2014, compared with year ended December 31, 2013

Revenue. Sales revenues for the year ended December 31, 2014 totaled $651,641 as compared to $691,286 for the year ended December 31, 2013. NAC Drive Systems, Inc., our wholly owned operating subsidiary, generated all of our revenues via HGT product sales. Management attributes the decrease in revenues from shifting resources to preparing the Company to execute on larger sales opportunities in the sales pipeline. The downward trend is anticipated to reverse as the Company continues to execute on its strategy and business plan.

Cost of Goods - Gross Margins. Gross margins were $161,685 or 25% for the year ended December 31, 2014 as compared to $151,731 or 22% for the year ended December 31, 2013. Gross margins are expected to improve as revenues increase due to the economies of scale, reduced concentrations, and as we bring on more expensive, higher margin gearheads into our product mix.

Operating Expenses. Operating expenses for the year ended December 31, 2014 totaled $1,069,611 which included $240,375 in non-cash stock compensation expenses. Of this amount, $86,000 was given to an investor relations firm, $71,875 to a board member, and $82,500 for financial consulting.

Operating expenses for the year ended December 31, 2013 totaled $559,412, which included $215,625 in non-cash stock compensation expenses to a board member.

Net Loss. The net loss for the year ended December 31, 2014 was $1,529,563, including $240,375 in non-cash stock compensation expenses, $263,166 in debt discount expenses in connection with convertible notes, $275,000 in acquisition expenses for the acquisition of a public shell company, $391,319 in interest expenses, and $44,682 in derivative income.

The net loss for the year ended December 31, 2013 was $415,963 including $215,625 in non-cash stock compensation expenses and $8,282 in interest expenses.

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Liquidity & Capital Resources

Comparison of Three Months Ended March 31, 2015 and March 31, 2014

Cash and Working Capital. The Company incurred operating losses of $232,190 for the three months ended March 31, 2015. The Company had a net loss of $144,732 for the three months ended March 31, 2015. As of March 31, 2015, the Company had cash and a stockholders’ deficit of $8,968 and $1,757,051, respectively. As of March 31, 2015, the Company had a working capital deficit of $1,822,108.

Cash Used in Operating Activities. During the three months ended March 31, 2015, net cash used in operating activities amounted to $71,993 comprised of net loss of $144,732, adjustments to reconcile net loss to net cash used in operating activities of $94,040 and changes in operating assets and liabilities of $166,779, compared to net cash used in operating activities for the three months ended March 31, 2014 of $95,949 comprised of a net loss of $107,766, adjustments to reconcile net loss to net cash used in operating activities of $71,875 and changes in operating assets and liabilities of $60,058.

Cash Used in Investing Activities. During the three months ended March 31, 2015, no cash was used in investing activities. During the three months ended March 31, 2014, net cash used in investing activities amounted to $2,272 comprised of an increase in intangible assets.

Cash Provided by Financing Activities. During the three months ended March 31, 2015, the Company received net cash of $81,000 from the issuance of convertible debt. The Company also made payments of $8,263 for a secured bank note. During the three months ended March 31, 2014, the Company received net cash of $125,000 from short-term debt of related parties. The Company also made payments of $7,411 for a secured bank note, $16,500 for short-term debt of related parties and $11,870 for deferred financing fees.

Comparison of year ended December 31, 2014, compared with year ended December 31, 2013

Cash and Working Capital

The Company incurred an operating loss of $907,926 for the year ended December, 31, 2014. As of December 31, 2014, the Company had cash and a stockholders’ deficit of $8,224 and $1,621,069 respectively. As of December 31, 2014, the Company had a working capital deficit of $1,686,266.

Cash Used in Operating Activities

During the year ended December 31, 2014, net cash used in operating activities amounted to $349,951 comprised of net loss of $1,529,563 positive adjustments to reconcile net loss to net cash used in operating activities of $540,542 and changes in operating assets and liabilities of $639,070, compared to net cash used in operating activities for the year ended December 31, 2013 of $167,616, which comprised of a net loss of $415,963, positive adjustments to reconcile net loss to net cash used in operating activities of $217,069, and changes in operating assets and liabilities of $31,278.

Cash Used in Investing Activities

During the year ended December 31, 2014, net cash used in investing activities amounted to $15,176, which comprised of deposits of $13,500 and cash paid for fixed assets of $1,676.  During the year ended December 31, 2013, net cash used in investing activities amounted to $18,044, which comprised of an increase in intangible assets.

Cash Provided by Financing Activities

During the year ended December 31, 2014, the Company received net cash of $363,082, which comprised of proceeds of $160,000 from short-term debt of related parties and proceeds of $292,000 from the issuance of convertible debt.  The Company also made payments of $24,790 for a secured bank note, $19,818 for short-term debt of related parties, and $44,310 for deferred offering and financing costs.  During the year ended December 31, 2013, the Company received net cash of $182,453, which comprised of proceeds of $166,000 from short-term debt of related parties and proceeds of $41,250 from the issuance of common stock.  The Company also made payments of $14,510 for a secured bank note and $9,000 for short-term debt from related parties.

Sources of Liquidity

We are an emerging growth company. Our cumulative net loss since our founding as of December 31, 2014 and December 31, 2013 was $2,257,424 and $727,861, respectively. A combination of short-term and long-term debt and private equity sales have assisted in funding our operations and expansion. Management’s strategy to achieve growth includes making investments in plant equipment, personnel, and intellectual property development.  In order to execute this strategy, we will need to raise additional capital through public or private equity offerings, debt financings or other means.  Management believes $500,000 is sufficient to start the next phase of the Company’s growth curve; however, we plan to raise between $1.5 million to $3.5 million to fund anticipated capital needs in the immediate three (3) years.

Without additional funding, the Company may not have sufficient cash resources to meet its needs over the next 12 months.  The Company can give no assurance that such additional funds will be available on reasonable terms, or available at all, or that it will generate sufficient revenue to alleviate the going concern.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

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Private Placements

12% Convertible Promissory Notes

Overview.  On April 29, 2014, we completed a private offering of $375,000 aggregate principal amount of 12% Convertible Promissory Notes (the “12% Convertible Notes”) by an institutional investor for total net proceeds to the Company of $365,000 after deducting placement agent fees and other expenses. As of March 31, 2015, the aggregate principal amount of the outstanding 12% Convertible Notes was $375,000.

Maturity and Interest. The 12% Convertible Notes are due on April 29, 2015 if not converted prior to maturity and accrue interest at a rate of 12% on the aggregate unconverted and outstanding principal amount, payable in cash or in shares of common stock on a monthly basis beginning on the sixth (6th) month anniversary of the issue date. Beginning September 29, 2014, and continuing on each of the following six (6) successive months thereafter, we are obligated to pay 1/7th of the face amount of the 12% Convertible Notes and accrued interest. Such payments shall, at the Company’s option, be made in cash or, subject to the Company complying with certain conditions, be made in common stock with each share of common stock being ascribed a value that is equal to 60% of the lowest volume weighted average price (“VWAP”) for the 30 consecutive trading days immediately prior to such payment date.

Conversion.  The 12% Convertible Notes may be converted, in whole or in part, into shares of common stock at the option of the holder at any time and from time to time. The shares of common stock issuable upon conversion of the 12% Convertible Notes equal: (i) the outstanding principal amount of the convertible note divided by (ii) a conversion price of $0.30, as adjusted from time to time. The 12% Convertible Notes are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, subject to certain limited exceptions, if the Company issues any common stock or warrants or convertible debt entitling any person to acquire common stock at a per share purchase price that is less than the conversion price for the notes, such conversion price will be adjusted to that lower purchase price with certain limited exceptions.

Prepayments.  The 12% Convertible Notes may be prepaid in whole or in part at any time upon ten (10) days notice for 125% of the outstanding principal and any remaining interest through maturity.

The holders of these notes have the right to convert such notes into 1,250,000 shares of our common stock at any time.

15% Convertible Notes

Overview.  On September 9, 2014, October 3, 2014 and December 23, 2014, we completed private offerings of $150,000 aggregate principal amount of 15% Convertible Promissory Notes, as amended, (the “15% Convertible Notes”) and 150,000 shares of the Company’s common stock with accredited investors for total net proceeds to the Company of $132,000 after deducting placement agent fees and other expenses. As of March 31, 2015, the aggregate principal amount of the outstanding 15% Convertible Notes was $150,000.

Maturity and Interest. The 15% Convertible Notes are due on the one (1) year anniversary of their respective issuance date if not converted prior to maturity and accrue interest at a rate of 15% on the aggregate unconverted and outstanding principal amount on a quarterly basis beginning on the three (3) month anniversary of the respective issue date. Such payments shall, at the holder’s option, be made in cash or common stock with each share of common stock being ascribed a value that is equal to 70% of the lowest VWAP for the 10 consecutive trading days immediately prior to such payment date.

Conversion.  The 15% Convertible Notes may be converted, in whole or in part, into shares of common stock at the option of the holder at any time and from time to time after the occurrence of the 4-month anniversary of the issuance date. The shares of common stock issuable upon conversion of the 15% Convertible Notes equal: (i) the outstanding principal amount of the convertible note divided by (ii) a conversion price equal to 70% of the lowest VWAP for the 10 consecutive trading days immediately prior to such conversion date, as adjusted from time to time. The 15% Convertible Notes are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances.

Prepayments.  The 15% Convertible Notes may be prepaid in whole or in part at any time upon ten (10) days notice for 105% of the outstanding principal and any remaining interest through maturity. During the notice period, the notes may be converted at a conversion price equal to 70% of the lowest VWAP for the 10 consecutive trading days immediately prior to such conversion date.

The holders of these notes have the right to convert such notes into 612,246 shares of our common stock at any time.

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8% Convertible Notes

Overview.  On October 20, 2014 and December 16, 2014, we completed private offerings of $93,000 aggregate principal amount of 8% Original Issue Discount Convertible Promissory Notes (the “8% Convertible Notes”) with accredited investors for total net proceeds to the Company of $70,000 after deducting placement agent fees and other expenses. As of March 31, 2015, the aggregate principal amount of the outstanding 8% Convertible Notes was $93,000.

Maturity and Interest. The 8% Convertible Notes are due on the one (1) year anniversary of their respective issuance date if not converted prior to maturity and accrue interest at a rate of 8% on the aggregate unconverted and outstanding principal amount payable in cash on a monthly basis.

Conversion.  The 8% Convertible Notes may be converted, in whole or in part, into shares of common stock at the option of the holder at any time and from time to time beginning of the date which is 180 days following the issuance date. The shares of common stock issuable upon conversion of the 8% Convertible Notes equal: (i) the outstanding principal amount of the convertible note divided by (ii) a conversion price equal to 70% of the average of five (5) lowest closing bid prices of the common stock within the ten (10) trading days prior to the date of the conversion, as adjusted from time to time. The 8% Convertible Notes are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances.

Prepayments.  The 8% Convertible Notes may be prepaid in whole or in part at any time upon three (3) days notice up to 140% of the outstanding principal, depending on the date of the prepayment notice, prior to the 180th day following the issuance date. The notes may not be prepaid after the 18th day following the issuance date.

The holders of these notes have the right to convert such notes into 379,592 shares of our common stock at any time.

January 2015 12% Convertible Notes

Overview.  On January 8, 2015, we completed a private offering of $109,000 aggregate principal amount of 3% Original Issue Discount Convertible Promissory Notes (the “January 2015 12% Convertible Notes”) and warrants to purchase shares of the Company’s common stock with accredited investors for total net proceeds to us of $91,000 after deducting placement agent fees and expenses. As of March 31, 2015, the aggregate principal amount of the outstanding January 2015 12% Convertible Notes was $109,000.

Maturity and Interest. The January 2015 12% Convertible Notes are due on January 8, 2016, if not converted prior to maturity and accrue interest at a rate of 12% on the aggregate unconverted and outstanding principal amount payable in cash on a monthly basis. Beginning July 8, 2015, and continuing on each of the following six (6) successive months thereafter, the Company is obligated to pay 1/7th of the face amount of the January 2015 12% Convertible Notes and accrued interest. Such payments shall, at the Company’s option, be made in cash or, subject to the Company complying with certain conditions, be made in common stock with each share of common stock being ascribed a value that is equal to 60% of the lowest VWAP for the 20 consecutive trading days immediately prior to such payment date.

Conversion.  The January 2015 12% Convertible Notes may be converted, in whole or in part, into shares of common stock at the option of the holder at any time and from time to time. The shares of common stock issuable upon conversion of the January 2015 12% Convertible Notes equal: (i) the outstanding principal amount of the convertible note divided by (ii) the lesser of (a) $0.50 or (b) 80% of the price at which the Company next issues shares of common stock or common stock equivalents, as adjusted from time to time. The January 2015 12% Convertible Notes are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, subject to certain limited exceptions, if the Company issues any common stock or warrants or convertible debt entitling any person to acquire common stock at a per share purchase price that is less than the conversion price for the notes, such conversion price will be adjusted to that lower purchase price with certain limited exceptions

Warrants. The warrants issued in the offering are exercisable for an aggregate of 21,800 shares of the Company’s common stock. The warrants are exercisable for a period of two years from the original issue date. The exercise price with respect to the warrants is $0.63 per share. The exercise price for the warrants is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change.

Prepayments. The January 2015 12% Convertible Notes may be prepaid in whole or in part at any time upon ten (10) days notice up to 125% of the outstanding principal and interest.

Subsequent Events

May 2015 15% Secured Promissory Notes

Overview. On May 1, 2015, we issued a term note to a third party for the principal amount of $30,000 (the “May 2015 15% Secured Promissory Note”) for inventory financing.

Maturity and Interest. The May 2015 15% Secured Promissory Notes are due on the earlier of one hundred twenty (120) days from the issuance date or within seven (7) days of the Company’s receipt of payment on receivables as described in the May 2015 15% Secured Promissory Notes and accrue interest at an annual rate of 15%.

Prepayments. The May 2015 15% Secured Promissory Notes may be prepaid in whole or in part at any time without penalty.

Security. The May 2015 15% Secured Promissory Notes are secured by certain receivables identified by purchase orders provided by the Company to a third party prior to the funding of the May 2015 15% Secured Promissory Notes.

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Going Concern

The financial conditions evidenced by the accompanying financial statements raise substantial doubt as to our ability to continue as a going concern. Our plans include obtaining additional capital through debt or equity financing. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

All revenue is recognized when persuasive evidence of an arrangement exists, the service or sale is complete, the price is fixed or determinable and collectability is reasonably assured. Revenue from product sales is recognized when products are shipped to customers. The Company’s revenues include sales to customers domiciled outside of the United States. Generally, these sales are denominated in U.S. dollars.

Deferred revenue arises from amounts received in advance of the culmination of the earnings process and is recognized as revenue in future periods when the applicable revenue recognition criteria have been met.

All amounts billed to customers for shipping and handling costs are included in revenues in the statements of operations.

Accounts Receivable

Accounts receivable arise from the sale of products on trade credit terms and are stated net of an allowance for doubtful accounts. The Company performs ongoing credit evaluations of its customers which may result in the requirement of a deposit before fulfillment of the terms of the sales orders. Accounts are generally considered past due after thirty (30) days. Past due receivables do not accrue interest. An allowance for doubtful accounts is provided for those accounts receivables considered to be uncollectable based on historical experience and management’s evaluation of outstanding receivable amounts at the end of the period. The Company has determined that no allowance for doubtful accounts is required as of March 31, 2015 and December 31, 2014.

Inventory

Inventory consists primarily of purchased finished goods and packaging materials. Inventory costs are determined using the average method and are carried at the lower of cost or net realizable value. Inventory is reviewed periodically for slow-moving and obsolete items.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a material effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

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MARKET PRICE OF COMMON STOCK AND OTHER STOCKHOLDER MATTERS

Market Information

Our common stock trades on the OTCBB under the symbol “NACG”. Prior to April 29, 2014 our common stock traded on the OTCBB under the symbol “LPVO”. The OTCBB is a quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (“OTC”) equity securities. An OTC equity security generally is any equity security that is not listed or traded on a national securities exchange.

Price Range of Common Stock

The following table shows, for the periods indicated, the high and low bid prices per share of our common stock as reported by the OTCBB quotation service. These bid prices represent prices quoted by broker-dealers on the OTCBB quotation service. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

	2015
	High		Low
First Quarter (January 1 – March 31)		$0.48	0.33
Second Quarter (April 1 – June 30)		$0.33	0.15
Third Quarter (July 1 – September 30) (1)		$0.15	0.15
Fourth Quarter (October 1 – December 31)	$	N/A	N/A

	2014
	High	Low
First Quarter (January 1 – March 31)	$0.55	0.30
Second Quarter (April 1 – June 30)	$3.00	0.55
Third Quarter (July 1 – September 30)	$2.00	1.20
Fourth Quarter (October 1 – December 31)	$1.20	0.41

	2013
	High	Low
First Quarter (January 1 – March 31)	$0.30	0.30
Second Quarter (April 1 – June 30)	$0.30	0.30
Third Quarter (July 1 – September 30)	$0.30	0.30
Fourth Quarter (October 1 – December 31)	$0.30	0.30

(1)	Through July 30, 2015.

Holders

As of July 30, 2015, there were approximately 1,660 holders of record of our common stock. However, we believe that there are significantly more beneficial holders of our common stock as many beneficial holders hold their stock in “street” name through brokerage clearing houses, depositories or others in unregistered form.

Penny Stock

Our common stock will be a penny stock; therefore, trading in our securities is subject to penny stock considerations. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC.

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Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect the ability of our stockholders to resell our common stock.

Dividends

We have never declared or paid dividends on our common stock, and our board of directors does not intend to declare or pay any dividends on the common stock in the foreseeable future. Our earnings are expected to be retained for use in expanding our business. The declaration and payment in the future of any cash or stock dividends on the common stock will be at the discretion of our board of directors and will depend upon a variety of factors, including our future earnings, capital requirements, financial condition and such other factors as our board of directors may consider to be relevant from time to time.

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DESCRIPTION OF BUSINESS

Overview

NAC Global Technologies, Inc. is a development and manufacturing company. We manufacture and supply HGT, which is of key importance in the automation, robotics, and defense industries and is gearing technology for precision motion control applications. We have one operating subsidiary, NAC Drive Systems, Inc, and we are expanding our market reach into emerging clean energy and advanced robotic applications. Our corporate headquarters are located in Jacksonville, Florida, and we have manufacturing and warehousing facilities in Port Jervis, New York.

HGT is a critical drive to many industries including robotics, semi-conductor, aerospace, and defense. Additionally, HGT is widely used in motion control applications where precision, long-life, compactness, and reliability are important features. We operate in both the commercial and defense industry segments. Within the commercial segment we currently sell to the following industries, among others: robotic, printing, corrugated products, semi-conductor, and health care. Currently, approximately 90% of our revenues are derived from the commercial market.

We believe that the use of HGT will increase significantly into other industry segments over the next five (5) years. We believe that the use of HGT in wind turbines has the capability of being transformational to the industry by helping to resolve technical and reliability issues that have plagued the industry for decades. The global wind turbine gearbox market is expected to reach $8.1 billion by 2020 per PR Newswire (Source: Global Information Inc.). Additionally, we plan to expand into the health care market and have an intellectual property pipeline in both the health care and energy segments. We believe our health care initiative complements our defense related initiatives, specifically, because we believe there is a need for more natural and capable prosthetic limbs developed for disabled veterans. We are also exploring how our energy technologies may offer military and emergency power solutions for lightweight, portable power generators. As we further implement our growth strategy, we plan to strategically introduce new products that will diversify our current HGT platform, with a particular focus on new clean energy technologies. In executing on that strategy, we are planning a second product line for an environmentally friendly, non-volatile fuel cell product, suitable for use in aircraft, automotive, defense and portable power applications.

We plan to establish production in the United States for new defense and aerospace applications while maintaining sub-contracted manufacturing in Beijing for the majority of commercial applications. Additionally, we intend to augment existing facilities and equipment in the Port Jervis, New York facility, which will be used to manufacture early 100KW wind turbine gearboxes with HGT for lab and field testing as well as to begin research and development of motorized drives for prosthetic limbs. To date, U.S. domestic sales have been handled directly, as are some international sales. We have established distributors in Korea, Brazil, and India with more planned throughout Eastern and Western Europe in particular. We have active customers in Asia, South America, Europe, and the United States — in markets ranging from industrial winches to robots to defense. Our current customers include fortune 500 companies and applications such as robots for inspection of nuclear reactors, communication antennas, and medical machinery.

The sales cycle time for larger, higher volume and value applications ranges from 6 to 24 months. Some applications in the defense and aerospace markets require U.S. based manufacturing. Given the sales cycle time, we expect fairly linear growth in the near term with accelerated growth when larger applications in the sales pipeline start to reach full production phase.

Business Opportunity

HGT, in its most basic form, includes a flexible gear, elliptical ball bearing, and rigid outer spine. This design offers several advantageous properties that have made HGT useful in many applications. The Company believes that there are very high barriers to entry in the market, including proprietary designs and engineering, company history, product validation, customer access, metallurgical processing, work holding and tooling, vendor access, manufacturing know how and quality and testing know how.

Our prime competitor in this market is Harmonic Drive Systems, Inc., a Japanese corporation (“HDS”), which commands a substantial market share on HGT in many of the more mature industry segments. We believe that our growth opportunity comes less from attacking HDS’ market share, but rather from building our own market share. We believe that the current focus on “Made in the USA” products in the defense and aerospace industries provides an ideal opportunity. We are also exploring introducing the precision and engineering discipline of HGT to new industries that may be able to utilize this technology. We believe emerging new applications in the U.S. automotive industry, which is also focused on buying and building American products for cam shaft phasing, variable pitch steering, and electric vehicle steering, may create an opportunity for this technology.

There are several intersecting factors that we believe will work in our favor as we execute on our business plan. First, we have received requests and formal letters of intent from a variety of enterprises that are seeking out the Company, as both a primary vendor and as an additional vendor, to secure their supply chains and to eliminate reliance on a single source for their HGT needs. Second, as miniaturization in new industry segments, including health care, becomes the norm, companies are looking to new manufacturers and suppliers to provide them with new, miniaturized products to include in their applications, machinery and appliances. Management estimates the market for precision gearboxes to exceed $1.6 billion in 2015 and we believe that our HGT offers technical advantages over standard gearing technologies. The primary advantages of our HGT include: zero tooth backlash; precision motion capabilities that do not degrade for the life of the unit, whereas standard gearing begins to degrade and wear immediately with use; high ratios in a single stage; light weight; and small size. Management believes that the need for precision motion control in manufacturing is expanding as devices used industrially and personally are becoming more sophisticated. As such, we expect the demand for our HGT to increase and anticipate that we can address this market with competitively priced, high precision gearboxes incorporating our HGT.

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Industry Overview

Historically, the HGT industry has been associated with precision motion control. Leading industry segments for HGT include: robotics; machine tools; defense; semi-conductor; aerospace; printing; corrugated products; and communications. Harmonic gearing, also known as strain wave gearing, was first invented in the late 1950’s. Since its inception, HGT has been considered at the leading edge of motion control technology for its precision, light weight, compact size and reliability. The market for HGT is expanding both in size and scope, as the drives are being utilized more in existing markets and are making entry into new industries.

Military applications are increasing as the government and its contractors continue to develop more remote weapons systems, unmanned vehicles, probes, humanoid robotics, and exoskeleton systems.

We expect continual strong growth in the demand for our technology, particularly in robotics and remote systems applications. Recent industrial reports include in part:

●	Industrial Robots (factory automation) — 139,300 units (2011) to 166,700 units (2014) per The World Robotics Report.

●	Personal Robots (cleaning, lawn mowing, entertainment, education and research robots) — 1,000,000 units in (2009) to 9,800,000 units (2014) per The World Robotics Report.

●	Medical Robots (MRI, CAT, Surgical, Assistive and Telemedicine) — $790 million (2011) to nearly $1.3 billion (2016) per ABI Research.

●	Unmanned Aerial Vehicles (UAVs) — $8 billion (2010) to $15 billion (2015) per Market Info Group.

●	Unmanned Ground Vehicles (UGVs) — $354.4 million (2011) to $497.5 million (2017) per Market Info Group.

●	Unmanned Underwater Vehicles (UUV’s) — Expected to more than double between 2010 and 2020 per Market Info Group.

●	Imaging Sensors — $275 million (2011) to $400 million (2017) Markets Info Group.

We expect increased market demand from surveillance and security cameras and remote weapons systems.

The automotive industry represents a new market for our drives, and it is expanding. Lexus and Audi have integrated harmonic gears into variable pitch steering systems. Other automotive industry participants are beginning to test electronic cam shaft phasing (to replace hydraulic phasing) to assist in meeting upcoming, federally mandated, efficiency standards.

New HGT applications are being presented to the automotive industry that expands the potential market from its traditional base. These new applications include: electric vehicle drives and steering actuators, electric bicycles, oil rig shut off actuators and deep water drilling drives.

Another potential new market is the toy industry. Toy robots, dolls, and animated stuffed animals with artificial intelligence are currently under development, all of which can utilize small, plastic, drives.

The wind turbine industry offers a new potential market for HGT. For decades the industry has been plagued with gearbox failures, with the average life of a gearbox being about four (4) years. For the most part, the industry has accepted the repair and replacement costs as the norm for geared turbines. However, the historical problems with standard gearing have caused a push towards the development and implementation of gearless turbines. Effective gearless turbines use permanent magnets that require rare earth materials, the majority of which are deposited in China and Russia. Therefore, the potential for wind turbines to alleviate the dependence on foreign oil is mitigated by a new dependence on foreign rare earth material, mostly from China.

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We, along with our primary competitor, manufacture harmonics up to a 3,500 Nm/30,997 in-lb capacity or about a 13 inch diameter. Whereas our competitor has chosen to develop smaller harmonics and electric actuators, we intend to cover the most common areas of that market but also to scale up our designs for the production of large drives in diameters of about five (5) feet, suitable for 6 to 10 megawatt wind turbines. The new, larger units will be used in a speed increasing fashion and can also be used in other high power speed increasing applications outside of the renewable energy market. We believe that these new applications have tremendous potential, and with a scale-up of our current designs, offer a multi-billion dollar market potential.

Customer Base

The customer base is quite broad and includes companies producing robots, communication systems, security systems, printing machinery, industrial machinery, defense systems, oil & gas exploration systems, semi-conductor manufacturing, flat panel display manufacturing equipment, medical machinery, automation systems, and electronics manufacturing. The aerospace and defense market is another key market. Most, if not all, spacecraft use harmonics. Any machine requiring precision motion is a candidate for HGT.

We have customers in 23 states and 16 countries, including Fortune 500 companies.

Competition

Our primary competition is the leading Japanese industry supplier, HDS. HDS has subsidiaries, Harmonic Drive LLC and Harmonic Drive AG, operating in the United States and Germany, respectively.

While HDS is the dominant worldwide supplier of harmonic technologies, there are other small manufacturers in China and Canada; however, given their size and current resources our management does not consider them to be viable competitors. Given the market scope and size, new competition is expected. We believe we have positioned ourselves strongly with respect to potential new competitors, with an intellectual property pipeline and a strategic focus on taking leading positions in new emerging markets.

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Our Strategy

Our strategy is predicated on our ability to expand and strengthen our fundamental abilities and leverage our core technologies and operating know-how to make inroads into current, existing markets for HGT as well as to create or exploit new opportunities. We intend to execute on our objectives by, among other things:

●	Leveraging proven off-shore manufacturing for a cost advantage.

●	Leveraging the need for the United States and its allies to maintain a secure strategic supply chain; using our newly developed U.S. research and development and manufacturing abilities to achieve first mover status in emerging markets; and using government funding for research and development and expansion where possible.

Our Markets

Our plan is for our expansion to develop into four (4) markets:

●	Aerospace and Defense (A&D) — We are currently selling defense applications including antenna drives for the U.S. Army, and are conducting testing for tank mine plow drives. Additional applications exist for high speed gun aiming, camera and laser motion systems, satellites, aircraft controls, remote vehicles, and robotics.

●	Commercial — This is the market we are currently focused on and includes in part: industrial machines, robots, semi-conductor manufacturing equipment, flat panel display manufacturing equipment, machine tools, motor gearheads, land based communication antennas, solar array drives, camera tilt and pan systems, remote operated vehicles, and medical equipment.

●	Green Energy — This market includes wind turbine gearboxes, electric vehicles, and other high horsepower speed increaser applications as well as the introduction of new proprietary energy solutions currently under development.

●	Health Care — This market focuses primarily on using miniaturized drives to create more natural and efficient prosthetic limbs, robotic surgical control devices, and precision positioning of medical devices such as PET scans and lasers. We believe this initiative complements our defense-related initiatives, specifically because we believe there is a need for more natural and capable prosthetic limbs developed for disabled veterans.

Aerospace and Defense Market

We are moving all of our A&D production to the United States. We believe we will be well positioned to execute on an existing pipeline of A&D inquiries from within the United States and from allies of the United States government that have inquired and requested more information about our applications.

Prospective customers include the U.S. Army, U.S. Navy, prime and sub-prime contractors in the United States and abroad, NASA and its prime contractors, and U.S. ally foreign governments, agencies and contractors. Our active A&D sales pipeline with quotations or executed letters of intent (non-binding contracts) exceed $10,000,000, and we have a medium term target of $30,000,000 in this sector. As we have currently only executed non-binding letters of intent for sales in the A&D sector, there can be no assurance that we will enter binding contracts or that any revenue will be generated in this sector.

Examples of applications for this segment include remote vehicles, unmanned probes, anti-terror surveillance, communication antennas, satellites, spacecraft, aircraft surface control, and camera systems.

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Commercial Market

The initial introduction of our products into the marketplace was through the commercial market. Leveraging our 25 years plus experience in this market with harmonic technology, we quickly established recurring revenues, product and company validation, and global brand equity. To date, the majority of our sales have resulted from website inquiries and customers seeking us out. No full time sales people have yet been employed. We have focused on answering direct inquires, positioning the Company to meet its growth potential. We have shipped to 16 countries and 23 states. Examples of applications include robotics, printing equipment, ground based satellite communication systems, movie camera positioning, corrugated machinery, deep sea oil explorations, amongst many others.

Green Energy Market

Today, no known companies are focused on developing and commercializing the unique properties of HGT for the wind power industry. The current fixed speed gearbox technology is plagued by reliability issues, high costs, and heavy weights. This is a driving factor for the market to move towards PMG’s (Permanent Magnet Generators). In a typical 3MW turbine, the traditional planetary gearbox might cost $400,000 and weigh over 20,000 kg. Typically, three (3) stages are necessary to increase the speed, and thus they have many moving parts. The inertia is high, so the cut in torque is also proportionately high. The current designs utilize standard involute tooth forms which generate heat and wear with every revolution; thus releasing metal particles into the lubricants. Frequent lubricant maintenance is necessary due to increasing environmental concerns, and gearbox replacement is often required in as little as 2 to 4 years. The current variable speed technology eliminates the gearbox and drives a permanent magnet generator at low speeds and high torques. As noted earlier, that method results in a reliance on rare-earth materials and greatly increases the diameter and weight of the generator.

The planned HGT is a single stage, high ratio, high efficiency speed increaser that resolves the gearing issue of the wind power industry.

We believe the potential impact of HGT is significant in the field of wind power generation. The use of harmonic gearing can eliminate one primary reason the industry is pushing towards direct drive generators with permanent magnets, that being failures and maintenance costs of traditional gearboxes. The expected cost, size, and reliability of the harmonic gearbox can eliminate the need to move to direct drives. The harmonic gearing solution will significantly reduce drive train cost, especially when coupled with an alternating current (AC) based, variable-speed generator as planned for the prototype. The harmonic gearing solution will reduce weight and size. As the technology will allow for ratios over 200:1 in a single stage, only one stage is required and moving parts are dramatically reduced. Harmonic gearing is highly efficient and generates very little heat; therefore, lubrication systems, maintenance, and costs may be reduced. The advanced HGT integrated with advanced variable speed, AC based generator can provide superior performance in the areas of initial equipment cost, installation costs, maintenance costs, reliability, and kWh with zero rare-earth permanent magnet content.

The technology is ready for:

●	Design and manufacture of prototypes and baseline testing of small scale generators of 10kW power capacity;

●	Research and development work to improve drive train efficiency; and

●	Research and development to scale up to larger power generators. Initial modeling indicates the technology is scalable to over 6MW power and over 5MNm torque capacities.

Our business approach is to utilize our manufacturing facility in New York for early prototypes and to fine-tune manufacturing first on smaller diameter units.

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Health Care Market

The Company is seeking to further expand into the health care market with specialized drives for medical robots and prosthetic limbs. We believe many of the characteristics offered by our core drive technology may offer benefit in these applications.

Our concept is to build a flow joint for prosthetics. A flow joint is a joint that allows senses to flow bi-directionally through the joint. This development may lead toward sensory feedback and a more realistic function. Unlike standard gearing, our HGT can back drive. As an example of its application, for a motor/gear driven arm to straighten, the motor would need to be driven if the gearing cannot back drive. The same is true for an arm swinging while walking.

Our drives, unpowered, can back drive. We believe they can be developed to allow for a more natural use while saving power consumption and perhaps even for generating power to recharge the batteries. We are positioned well for this initiative as our drive technology is already bi-directional and allows power and energy to transfer through it in both directions, and existing core competency includes precise force sensing technology and product lines of semi-conductor strain wave force transducers.

In our current industrial control systems, force sensors are located in the machine for closed loop feedback to the drive. In a flow joint, the concept is to build sensors into the drive. Part of the flow joint concept is to break down basic articulation functions into simple linear and rotational reactionary forces, and provide a means to measure and translate them into electrical signals, all within the joint drive design. Both segments, the drive and sensing, are within the Company’s existing core competencies. Challenges include miniaturization and manufacturing techniques amongst others.

We believe there is a need for more natural and capable prosthetic limbs developed for disabled veterans. Congress has authorized funds for research and development of new prosthetic technology based upon recommendations of DARPA (Defense Advanced Research Project Agency) and the Veterans Administration. DARPA allocated $100,000,000 for a new prosthetic arm. While many new advances have been made, limitations still exist.

Ideally a prosthetic will be light weight, have strong force capabilities while allowing for fine motor control, provide sensation, have a power source that will last all day, look realistic, be durable, be affordable, and be manipulated by thought. Thought control of prosthetics is not within our business scope; however, many of the other factors are within our business scope. Our drives, in miniaturized form and specialized for the application may provide a path forward to advance the state of the art in prosthetics. The same characteristics that make HGT the drive of choice in space applications apply to joint manipulation. They are very light weight. They offer very high ratios in a single stage, thus allowing for fine motor control. Efficiency is key to battery life, and HGT offers very high efficiency. Both the efficiency and high ratio abilities allow for motors to be miniaturized while reducing power consumption and size. Size of internal components is critical to packing everything in to a limb to make it look realistic.

Another limitation is that prosthetics do not return a sense of joint position. Therefore, to use the device, the person wearing it must look at it. The flow joint is a concept that addresses this issue.

Currently, our management is at the early stage of our initiative to actively develop and bring to market high performance, motorized drives for prosthetic limbs. This effort is expected to move forward as a collaborative effort with research universities. We anticipate exclusive rights and/or licenses for all intellectual property. In keeping with our corporate strategy, where possible, we will seek government funding for research and development. While this initiative represents new potential markets for the Company, the planned research and development overlaps and provides significant benefit to us in the markets in which we currently sell.

The Company’s drives are currently used in the health care market in computerized physical therapy machines, and we have identified target accounts manufacturing medical imaging machinery for our existing product lines. We have established active contacts at a notable company directly involved in prosthetic design for DARPA and have manufactured prototypes and conducted early beta testing at a premier surgical robot company.

Research and Development

We did not incur any research and development expenses in fiscal year 2014. The majority of our engineering work is expensed as incurred as it is associated with expansion of our standard product line from which revenues are derived.

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Manufacturing

The majority of our material components are subcontracted to CTKM with which we have formed a strategic alliance. CTKM is a Chinese government owned company supplying the harmonic gearing to the Chinese military, space agency, and domestically within China for general industrial use. As previously noted, we plan to move production to the United States for the defense and wind power industries. The CTKM manufacturing facility is ISO 9001 approved and will be maintained providing us a cost advantage in commercial product production. We are the exclusive sales representative and distributor for CTKM throughout the world for the sale and distribution of CTKM’s harmonic drive gearing products and any other products that CTKM may offer for sale, except in the People’s Republic of China.

Gearbox manufacturing and assembly currently occurs in our Port Jervis, New York facility. This work involves manufacturing from raw metal or castings and then assembling the harmonic component in the gearbox.

Our thru-hole circuit board assembly and control systems assembly of Conic Systems, Inc. control products is also located in our Port Jervis facility. This experience and know- how will be used to expand our product line to motor driven actuators.

We have two vendors capable of providing the necessary cutting tools in the United States.: (1) American Broach and Machine Co. and (2) The Broach Masters, Inc. Two additional vendors were located, one in Japan and another in South America. However, we have decided to purchase domestically. We do not have agreements with these vendors.

Limited acceptable vendor sources are available for custom cross roller bearings. We found two vendors capable of providing custom cross roller bearings: (1) Timken and (2) Luoyang Bearing Company, Luoyang China. While many companies offer this type of bearing, the Company has invested in sourcing its vendors as measured in terms of quality, pricing, and flexibility in production quantity by traveling internationally and visiting multiple factory sites and conducting over two (2) years of testing. We do not have agreements with these vendors.

After two (2) years of product testing and engineering, we released drives into the market in August 2009.

Engineering Project Categories

We have three (3) general engineering project categories:

1.	Continuous Improvement;

2.	New Technology Innovations and Development; and

3.	Production Engineering.

Continuous Improvements — The Company continuously works to expand and improve its platform harmonic gearing and controls standard products. This work commenced in 2007 and is expected to continue for the life of the product lines. We currently have a 42 page catalog. In 2013 and 2014, we expanded our line to include new gearheads and component set offerings. We also plan on introducing a standard line of actuators. One actuator prototype was manufactured in 2013 and is ready for testing. Scheduling for the design work is based upon specific sales opportunities and our current engineering project backlog.

New Technology Innovations and Development — The Company has initiated projects to expand its market reach through new technologies and innovations. The strategy includes achieving first mover status with intellectual property rights. Initiatives include turbine gearboxes, force sensing drives for medical and industrial robotics and environmentally friendly energy sources.

Production Engineering — The Company is expanding its U.S. production capability to augment its production in Beijing, China. This project is a high priority. Production improvements developed in the U.S. are intended to be implemented in Beijing as well. Key equipment and tooling vendors have been selected as well as equipment models. Tooling vendors have been validated at our Beijing factory.

Product Development

We collaborate closely with Beijing CTKM Harmonic Drive Co. LTD on product development, with the effort directed by us. The partnership leverages the combined experience and expertise of both companies with HGT. Engineering resources in the United States are being expanded for both production and research and development functions.

Intellectual Property

We currently rely on trade secrets, know-how, nondisclosure, confidentiality and other contractual arrangements to protect our technology and intellectual property. Through 2014, our product offerings total over 100 designs. We expand our product offering on an ongoing basis. On October 21, 2014, the United States Patent and Trademark office issued the Company a trade mark for the NAC logo and the word “NAC” with respect to gears, gearing for machines, strain wave gearing, and transmissions, other than for land use vehicles. In December 2014, the Company abandoned its effort for an overall patent on the use of harmonic gearing in turbine applications due to the costs associated with continuing to pursue the approval of the patent. The Company anticipates filing a new patent application less broad in scope and additional claims specific to inventive design attributes beneficial to turbine applications.

The Company and Beijing CTKM Harmonic Drive Co. LTD share some intellectual property and our existing contract includes some provisions for access to intellectual property, manufacturing know-how, patents, designs, materials and processes. We have agreed with Beijing CTKM Harmonic Drive Co. LTD in principal to draft a formal contract specific to engineering collaboration and mutual use of intellectual property within legal limits. We anticipate that agreement to be drafted in 2015.

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Government Regulation

The U.S. government requires the Company to follow ITAR (International Traffic in Arms Regulations) compliant procedures for defense articles, defense services or related technical data. ITAR is a set of United States government regulations that control the export and import of defense-related articles and services. The principal products that we manufacture do not require any government approval. However, ITAR mandates that information and materials pertaining to defense and military related technologies only be shared with U.S. persons, unless authorization from the U.S. Department of State is received or a special exemption is used. For example, if the Company receives drawings from a defense contractor, it is prohibited from sharing those drawings and related information with a non-U.S. citizen without receiving prior approval from the U.S. Department of State. Due to ITAR, the Company cannot easily manufacture specialized drives for military and defense applications outside of the United States or share technical information regarding these applications with non-U.S. citizens, and as such, the Company continues to manufacture defense related products in the United States.

Facilities

The Company primarily operates out of Port Jervis, New York, where it is co-located with Conic. The Port Jervis facility is 12,000 sq. ft., consisting of manufacturing, warehouse, assembly, and office space.  It is owned by the Company’s Chief Executive Officer, Vincent Genovese, through an entity known as Skylands Real Estate Holdings and Development, LLC.  The property is leased by Conic for a base amount of $85,800 per year.  Taxes, insurance, utilities, and maintenance are borne by Conic.  The lease term is 180 months and is set to expire on September 30, 2024.  There is an option to renew for an additional 60 months at the then prevailing market rates.

Employees

Our only direct employee is our Chief Executive Officer, Vincent Genovese. Aside from our Chief Executive Officer, we share three (3) full-time employees and one (1) part-time employee with Conic Systems, Inc. Additionally, although they do not receive a salary, our directors provide part time services and have responsibilities to the Company in areas such as engineering design, sales, marketing, financing and public relations.

Our Corporate History and Background

NAC Drive Systems, Inc. (formerly NAC Harmonic Drive, Inc.), our operating subsidiary, was formed in 2007 with a lineage dating to 1968. An affiliated company of the Company is Conic Systems, Inc. (“Conic”), which was formed in 1968 and introduced harmonic gearing to the printing industry and invented the harmonic differential, harmonic differential electronic tension control system, and the patented right angle harmonic differential. Vincent Genovese, the Company’s President and Chief Executive Officer, is also President and Chief Executive Officer of Conic.

We entered the market by developing a relationship with Beijing CTKM Harmonic Drive Co. LTD (“CTKM”), a Chinese company that manufactures products for the China Space Program. We are the exclusive sales representative and distributor for CTKM throughout the world for the sale and distribution of CTKM’s harmonic drive gearing products and any other products that CTKM may offer for sale, except in the People’s Republic of China. We entered into a five-year manufacturing and global distribution agreement with CTKM that includes the exclusive right to sell products produced at that factory outside of China and the exclusive right to manufacture, via subcontracting, at that factory products sold outside of China. The initial agreement was set to expire in October 2015. In October 2012, we entered into a new, longer-term agreement with CTKM that extends the term until 2022. The new agreement is for a period of ten (10) years with a 5-year cancellation notice. If the agreement is not terminated within five (5) years, the term extends for an additional ten (10) years.

Our vendor for harmonic gearing component sets is CTKM.

Conic was established in 1968 to bring harmonic differential gearboxes to the converting and printing markets. Overtime Conic developed closed loop tension control systems and tension transducers. Management believes that Conic developed an excellent reputation for having expertise in control of light materials in continuous web processing, and as a result, derived a significant portion of its income from the medical industry where light materials like gauze is prevalent. In addition to manufacturing harmonic gearboxes and controls, Conic designed and manufactured custom machinery, with a particular focus on the medical industry. Strategically in 1994, Conic chose to focus on building out its line of harmonic differentials and controls. It successfully introduced multiple harmonic gearbox product lines and tension control systems becoming the recognized industry leader in the printing industry.

In 2000, Conic operated as a consolidated subsidiary to Nireco Corporation, a publically traded company of Japan (“Nireco”), which held a twenty-five percent (25%) ownership interest in Conic. During such ownership, Nireco had significant influence on Conic’s activities.

Conic expanded sales of the Nireco line of industrial controls in North and South America and collaborated in engineering, product design and global market development planning. In 2004 Conic fully acquired Datatran Labs (“Datatran”), a co-located vendor. Conic and Datatran had collaborated since 1991 on electronic controls design that were integrated with Conic’s harmonic differential. In 2009, Conic repurchased the twenty-five percent (25%) ownership interest from Nireco and thereafter, neither company had any ownership interest in the other. Additionally, Conic retained distribution rights for portions of the NIRECO product line.

Since the acquisition from Nireco, Conic has been owned by Vincent Genovese, Conic’s Chief Executive Officer, and has operated on a parallel but legal stand-alone basis. Mr. Genovese is also Chief Executive Officer of the Company. Co-managed and located in the same place, the Company and Conic share resources including but not limited to personnel, plant and equipment, quality inspection, engineering, accounting and information system platforms. In the fourth quarter of 2010, our board of directors decided to attempt to fully acquire Conic and merge the two companies in order to provide us with uninhibited access to Conic’s harmonic gearbox manufacturing expertise and equipment. Today, the Company and Conic share facilities and equipment in Port Jervis, New York where small scale, specialized gearbox and electronic controls production are in place.

On May 6, 2014, NAC Harmonic Drive, Inc. changed its name to NAC Drive Systems, Inc.

After acquiring NAC Drive Systems, Inc. in April 2014, on July 15, 2014, we changed our name from LipidViro Tech, Inc. to NAC Global Technologies, Inc. to be more consistent with our wholly-owned subsidiary that conducts 100% of our operations.

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MANAGEMENT

The following table sets forth the names and ages of all of our directors, executive officers and key employees.

Name	Age	Position
Vincent Genovese	50	Chief Executive Officer, President and Director
Jose Pujol	32	Secretary, Treasurer and Director
Rita M. O’Connor	45	Director
Edward C. Haversang	50	Director
Brian St. Denis	45	Director

Business Experience

The following summarizes the occupation and business experience during the past five (5) years for our officers, directors and key employees as of the date of this prospectus:

Vincent Genovese has more than 20 years of executive management experience and has worked for over 30 years in the field of harmonic gearing technology and industrial controls. His leadership experience includes international business development, high-tech industrial product line development, new product launches, engineering management, research and development management, domestic and international sales and marketing management, electronics manufacturing, high precision mechanical manufacturing, financial management and reporting. In 1990 he purchased Conic Systems, Inc. (“Conic”), a small harmonic gearbox manufacturer, and expanded its product line and market to become the leading supplier of harmonic differentials and automated differential control systems in North America. Successful Conic product launches included multiple lines of harmonic phase shifting and speed changing precision gearboxes, analog and digital drive controls, semi-conductor strain gauge force sensors, digital print register systems, as well as customized machinery for web printing and converting, rechargeable battery material production, and various bio-medical applications for leading multi-national corporations. In 2000, he restructured Conic in a joint venture with Nireco Corporation of Japan, a publically traded company, forming Nireco America Corporation as a consolidated subsidiary of Nireco. As President and Chief Executive Officer of Nireco America, Mr. Genovese led operations in North and South America and worked extensively on international market development. He successfully established sales engineering offices in Brazil, managing large steel manufacturing process control projects with international steel companies. New product launches and systems development projects included high speed, automated, print inspection systems and automatic, color monitoring camera systems for which the company won the FTA Technical Achievement Award. In 2007 he co-founded NAC Drive Systems, Inc. to introduce product lines of harmonic gearing components, gearheads, actuators, and controls. Mr. Genovese has extensive experience and know-how in tooling, manufacturing, and special techniques in harmonic gearbox manufacturing and has a patent (US) for a harmonic gearbox design and several patents pending. He has published numerous articles on harmonic gearing and industrial control technology. He has presented at national technical conferences. He holds a BS in Engineering from the New Jersey Institute of Technology. Mr. Genovese’s volunteer positions have included Chair for the TLMI Print Quality Improvement Committee; Board Director for a 501(c)-3 charity, volunteer firefighter and line officer, emergency medical technician, and youth sports coach.

Mr. Genovese is qualified to serve on our board of directors because of his experience in the harmonic gearing industry and as co-founder of NAC Drive Systems, Inc.

Rita O’Connor has more than 20 years of experience including successful initial public offerings, private equity raises, debt restructurings and mergers, acquisitions and divestitures as well as strong skills in the areas of SEC reporting, financial modeling, investor relations, strategic planning and cash management. Since 2013, Ms. O’Connor has served as the Chief Financial Officer of Kent Place School, an independent, nonsectarian, college-preparatory day school and is responsible for directing and controlling all phases of business and financial operations.

Prior to her role at Kent Place School, from 2009 to 2012, Ms. O’Connor was with Xanodyne Pharmaceuticals, Inc., a specialty pharmaceutical company specializing in pain management and women’s health, as Chief Financial and Information Officer where she facilitated the sale of the assets of the company to provide a return of capital to investors. Ms. O’Connor spent nearly five years at Adams Respiratory Therapeutics (“Adams”), a publicly-held specialty pharmaceutical company where she served most recently as Chief Financial Officer and Treasurer until its acquisition in January 2008. Before she joined Adams, Ms. O’Connor spent seven years at Schering-Plough Corporation in a series of positions of increasing responsibility within the corporate global finance department. Ms. O’Connor began her career in the audit department at Deloitte, where she progressed to audit manager, including a two-year program in Deloitte’s national office in the technical accounting research department. Ms. O’Connor has a B.S. degree in accounting from Rutgers University and is a Certified Public Accountant.

Ms. O’Connor is qualified to serve on our board of directors because of her business and financial experience in the start-up sector.

Edward Haversang has served as an independent director since December 2008 following the Company’s inception serving in various advisory roles including initial website design, company direction and partnering with key members. He has worked with large prospects of the Company that have significant business value to the Company.

At Praxair (NYSE: PX), he has worked as Director of Distributor Sales and Bulk Products for Praxair Distribution Inc. (PDI) since September 2010 to present selling to significant global accounts as well as providing business development support to regional sales teams. From 2001 to 2008, Mr. Haversang was with Praxair Services Inc. working with Fortune 500 top tier energy companies throughout North America in plant turnaround, inspection and technical services. From 2009 to 2010, he worked with Techcorr USA to startup northeast US sales and services in Non Destructive Testing and Engineering Services for the Energy and Power industries. In 2010, he was Business Development Manager for Mistras Group (NYSE: MG) in their Non-Destructive Testing and Engineering Group. Mr. Haversang served as an account executive with Teleran Technologies from 2000 to 2001 where he successfully introduced Data Warehouse and Business Intelligence software and services to top tier pharmaceutical, banking, brokerage firms throughout North America. From 1994 to 2000, he served in various sales roles in Liquid Carbonic prior to merger with Praxair in the Packaged Gases business throughout northeast US and in the company’s Merchant Gases business in New York City and New Jersey.

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With Control Instruments from 1987 to 1994 in key roles of Product Manager and ultimately Marketing and Sales Manager, Mr. Haversang led the company’s sales efforts for Hazardous Gases Detection and Monitoring Equipment throughout the US and Europe. He also worked with Shelby Jones Company (Upper Darby, PA) as New York City Area Manager offering pressure, temperature and process monitoring equipment to the power and energy markets from 1990 to 1993.

Mr. Haversang received his B.A. in Business Administration from William Paterson University in 1987. He is involved in several charitable organizations including Board of Deacons at First Presbyterian Church of Caldwell, Church Life Committee, Children’s Mission Golf Committee, Treasurer and Board Member of FCSA Children’s and Disabled American’s Fund 501-(c)3.

Mr. Haversang is qualified to serve on our board of directors because of his management experience and as co-founder of the NAC Drive Systems, Inc.

Brian St. Denis has 21 years’ experience in the motion control, defense, and aerospace markets. Thirteen of these years were with competitor HD Systems/Harmonic Drive LLC where he held positions including Marketing Manager, Engineering Manager, Director of Sales, and Vice President. He was responsible for developing and implementing market and product development strategies in the robotics, factory automation, and military markets. In addition he was responsible for the technical review and approval of custom actuator and motion control product designs.

Mr. St. Denis held the position of Product Marketing Manager at Rockwell Automation, a global leader in factory automation, where he was responsible for the company’s engineered-to-order high precision motion control platforms as well as multi-axis linear actuator systems. He led a strategic deployment team which developed and implemented a market, technology, and product roadmap. Since 2007, Mr. St. Denis has served as General Manager at Beta Transformer Technology Corporation, a leading provider of magnetic products to the defense and aerospace markets. He is responsible for all functional departments, including marketing, sales, engineering, quality, and production. Mr. St. Denis leads product development, key account sales, worldwide pricing agreements and implements strategic growth plans.

Mr. St. Denis has a Bachelors of Engineering and Master of Science in Mechanical Engineering from SUNY Stony Brook, and an MBA from Long Island University. He is a Licensed Professional Engineer in New York State.

Mr. St. Denis is qualified to serve on our board of directors because of his experience with HGT, general and plant management, motion control, and the defense and aerospace markets.

Jose Pujol has 11 years’ experience in operations, finance, import-export, inventory control, technical sales, and engineering product support. He has served as the Director of Operations and Finance for NAC Drive Systems, Inc. and General Manager for Conic Systems, Inc. since 2011. His primary responsibilities include accounting, audit preparation, inventory control, and customer service. He acts as the liaison with the Company’s production in Beijing and controls the import/export functions. He serves as the Corporate Secretary of NAC Drive Systems, Inc.

From 2003 to 2011, Mr. Pujol served as a Field Sales/Service Engineer and then Customer Support Manager for Conic Systems, Inc. In these capacities, he traveled extensively interfacing with customers, sales representatives, and distributors throughout North America, Mexico and Brazil. He has worked considerably with vendor partners in China and Japan, coordinating customer projects and new product support plans. Mr. Pujol has deep experience in analog and digital controls, quality testing, and electronic controls production. He has organized and managed the sales, installation, customer support and interface with overseas engineering teams to successfully complete many complex industrial control projects throughout the United States and Brazil.

Prior experience was at Nubenco, an international distributor of medical supplies and machinery. From 2003 to 2005, Mr. Pujol served as Nubenco’s Registration Liaison. Mr. Pujol managed import-export functions between China, the USA, and Latin America and was responsible for ensuring that requisite government regulations in the US and Latin America were met by manufacturers within mainland China. In this position he controlled global inventory levels at locations on four continents. He was responsible for sales inventory projections and successfully developed and launched a new hardware/software system as a systems development engineer specific to this purpose.

Mr. Pujol holds a BS in Computer Engineering from the New Jersey Institute of Technology and is bilingual in English and Spanish.

Mr. Pujol is qualified to serve on our board of directors because of his experience in operations, accounting, import-export, inventory control, technical sales, engineering, and international product support.

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Family Relationships

There are no family relationships among any of our directors or executive officers.

Term of Office

Each director of our company is to serve for a term of one year ending on the date of the subsequent annual meeting of stockholders following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director is to serve until his successor is elected and qualified or until his death, resignation or removal. Our board of directors is to elect our officers and each officer is to serve until his successor is elected and qualified or until his or her death, resignation or removal.

Board Committees

Our board of directors currently has no committees.

Director Independence

Because our common stock is not currently listed on a national securities exchange, we do not have a requirement that a majority of our directors are not independent. We have, however, reviewed and determined that our board of directors does consist of a majority of independent board members. We have used the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the company;

●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

●	a family member of the director is, or at any time during the past three years was, an executive officer of the company;

●	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions); and

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

We have determined that Rita O’Connor, Edward Haversang and Brian St. Denis are independent directors. We do not have an audit committee, compensation committee or nominating committee.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the years ended December 31, 2014, and 2013 in all capacities for the accounts of our executives, including the Chief Executive Officer and Chief Financial Officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Vincent Genovese(1) Chief Executive	2014	164,178	0	0	0	0	0	0	164,178
Officer, Chief Financial Officer and President	2013	50,580	0	0	0	0	0	0	50,580

Joes L. Pujol, Jr.(2)	2014	0	0	0	0	0	0	0	0
Secretary	2013	0	0	0	0	0	0	0	0

Thomas J. Howells(3)	2014	0	0	0	0	0	0	0	0
Former President	2013	0	0	0	0	0	0	0	0

Shelley Goff(4)	2014	0	0	0	0	0	0	0	0
Former Secretary	2013	0	0	0	0	0	0	0	0

(1)	Mr. Genovese was appointed as our Chief Executive Officer and President on April 29, 2014. The amounts set out in the table above for Mr. Genovese for the year 2013 reflect compensation paid by NAC Drive System, Inc., which became our wholly-owned subsidiary on April 29, 2014. Mr. Genovese only received compensation for the year 2013.

(2)	Mr. Pujol was appointed as our Secretary and Director of Operations and Finance on April 29, 2014. Mr. Pujol did not receive compensation for the years 2013 and 2012.

(3)	Mr. Howells resigned from his position as President on April 29, 2014.

(4)	Ms. Goff resigned from her position as Secretary on April 29, 2014.

Employment Agreements

We entered into an employment agreement, dated April 21, 2014 with Vincent Genovese, our Chief Executive Officer. The employment agreement has an initial term of three (3) years beginning on April 21, 2014. In addition the employment agreement provides Mr. Genovese with a base salary of $200,000 per year. The employment agreement also provides for:

●	Payment of all properly documented and approved expenses for travel.

●	Eligibility to participate in equity-based compensation plans that may be established by the board of directors from time to time applicable to the executive’s services.

For a discussion of payments that we would be obligated to make to Mr. Genovese upon his termination or a change in control, see “Potential Payments upon Termination or Change in Control” on page 42.

We do not have an employment agreement with Jose L. Pujol, Jr., our Secretary and Treasurer.

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Outstanding Equity Awards at 2014 Fiscal Year End

The following table presents information regarding outstanding options held by our named executive officers as of December 31, 2014:

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan wards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested ($)

Vincent Genovese	-	-	-	-	-	-	-	-	-
Jose L. Pujol, Jr.	-	-	-	-	-	-	-	-	-

Director Compensation for Fiscal 2014

The Company compensates our non-employee directors on a negotiated basis including expenses for their service. The table below summarizes the compensation earned by our non-employee directors for the fiscal year ended December 31, 2014.

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All Other Compensation ($)	Total ($)
Rita M. O’Connor	0	287,500	0	0	0	0	0
Edward Haversang	0	0	0	0	0	0	0
Brian St. Denis	0	0	0	0	0	0	0

Pension Benefits

We do not have any defined pension plans.

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Potential Payments upon Termination or Change in Control

In the event that Mr. Genovese is terminated without cause or there is a change in control, we would be obligated to pay Mr. Genovese:

(1)	His accrued and unpaid base salary (his base salary is currently $200,000);

(2)	the product of (x) any annual bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the termination date and the denominator of which is 365;

(3)	Any accrued and unpaid vacation;

(4)	And amount equal to the sum of an amount equal to thirty six (36) months of his base salary and (b) the annual bonus multiplied by three (3).

Additionally, all stock options, stock appreciate rights, restricted stock, and performance shares (i.e., all equity based compensation ) would immediately vest. Currently, Mr. Genovese does not have or have the right to any stock options, stock appreciate rights, or performance shares. Further, we would be obligated to pay Mr. Genovese, on a grossed-up basis, the amount of any excise and income taxes payable by Mr. Genovese as a result of any payments in shares of common stock triggered by his employment agreement, or other agreements between Mr. Genovese and the Company, or any of its subsidiaries. We would also be required to pay to Mr. Genovese any other amounts or benefits required to be paid or provided or which the Mr. Genovese is eligible to receive under any plan, program, policy, practice or arrangement or contract or agreement of the Company and any of its affiliated companies (the “Other Benefits”).

In the event that Mr. Genovese is terminated for cause, we would be obligated to pay Mr. Genovese his base salary through the date of termination plus the amount of any compensation previously deferred by Mr. Genovese and any accrued vacation or other pay pursuant to the Company’s vacation policy, in each case to the extent unpaid.

In the event that Mr. Genovese is terminated due to death or disability, we would be obligated to pay Mr. Genovese’s beneficiaries or legal representatives:

(1)	That portion of his base salary that was not previously paid to him from the last payment date through the date of termination and an amount equal twenty four (24) month’s salary at the level of his base salary then in effect; and

(2)	The Other Benefits and treatment of all other compensation under existing plans as provided by the terms and rules of those plans.

In the event that Mr. Genovese voluntarily terminates his employment, then we would be obligated to pay to Mr. Genovese that portion of his base salary that was not previously paid from the last payment date through the effective date of his voluntary termination, any accrued vacation or other pay pursuant to the Company’s vacation policy, and the Other Benefits.

We do not have an employment agreement with Jose L. Pujol, Jr., our Secretary and Treasurer. As such, in the event that Mr. Pujol is terminated or there is a change in control, we do not have an agreement with him to receive any compensation upon such termination or change in control.

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PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 30, 2015 by (a) each stockholder who is known to us to own beneficially 5% or more of our outstanding common stock; (b) all directors; (c) our executive officers, and (d) all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of common stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of common stock.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of July 30, 2015. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares of common stock that such person or persons has the right to acquire within 60 days of July 30, 2015 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares of common stock listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise identified, the address of our directors and officers is c/o NAC Global Technologies, Inc., 4720 Salisbury Road, Jacksonville, FL 32256.

Name and address of beneficial owner	Number	Percent(1)
5% Shareholders
None, other than certain persons listed under “Directors and Executive Officers”
Directors and Executive Officers
Vincent Genovese	16,013,589	63.4%
Rita M. O’Connor	360,032	1.4%
Edward C. Haversang	673,103	2.7%
Brian St. Denis	5,243,942	20.7%
Jose Pujol	360,032	1.4%
All directors and officers as a group (5 people)	22,650,698	89.6%

(1)	Based on 25,275,751 shares of common stock issued and outstanding as of July 30, 2015. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 24, 2011, the Company entered into a Shareholder Option Sale Agreement (the “Purchase Agreement”) with Mr. Genovese, the Company’s Chief Executive Officer, to acquire all of his shares in Conic at an agreed consideration of $1,200,000, which increases at a rate of 4.875% per year.

In connection with the Purchase Agreement, the Company has paid to Mr. Genovese $63,800 and $50,300 as of December 31, 2014 and December 31, 2013, respectively, which is reported as a deposit in the consolidated balance sheets. Such deposit, which is currently being held by Mr. Genovese, will be applied towards the purchase price for the Conic shares if the acquisition closes or refunded to the Company in the event that the acquisition does not close on or before the last business day of the fourth quarter of fiscal year 2015. The Company made an additional payment of $13,500 to Mr. Genovese during the six months ended June 30, 2014 because it anticipated having additional funding available in July 2014 to make payments under the ten-year payout agreed to by the Company and Mr. Genovese (this ten-year payout was subsequently voided in a side letter agreement as noted below). However, the additional funding was not available in July 2014 as expected. The Company does not intend to, nor is the Company required to, make any additional payments to Mr. Genovese under the Purchase Agreement. As of December 31, 2014, the Company has not acquired any shares from Mr. Genovese and has no current plans or means to consummate the acquisition of Conic.

On August 25, 2014, the Company and Mr. Genovese entered into a side letter agreement (the “Side Letter”) to the Purchase Agreement to confirm certain prior oral agreements and memorialize certain understandings, which was deemed effective as of May 15, 2014. Pursuant to the Side Letter, the parties agreed that: (1) the Company is not required to make installment payments to Mr. Genovese; (2) the Company shall not be obligated to purchase the Conic shares from Mr. Genovese until (a) it has received financing in the collective minimum amount of $1,500,000 or it has accumulated through organic operations an equivalent amount readily available in cash and (b) it is more probable than not that the Company will not operate at a loss during the fiscal quarter following the purchase of the Conic shares; (3) when the Company is able to purchase the Conic shares, it will purchase all of such Conic shares at the same time and not in increments; (4) the ten-year payout which was previously agreed to as an oral modification to the Purchase Agreement is now void; (5) the Company’s previous payments to Mr. Genovese with respect to the Conic shares shall be treated as a deposit towards the purchase price of the Conic shares, and in the event that the Company has not purchased the Conic shares by the fourth quarter of fiscal year 2015, Mr. Genovese shall return the deposit to the Company; and (6) the Company shall have the right to terminate the Purchase Agreement on or before the last business day of the fourth quarter of fiscal year 2015. In such event, Mr. Genovese shall return the deposit to the Company and neither party shall have any remaining obligations to the other party.

The Company recognized revenues for products sold to Conic amounting to $36,195 and $23,496 for the years ended December 31, 2014 and 2013, respectively. As of December 31, 2014 and 2013, outstanding accounts receivable from Conic for such sales were $24,449 and $2,129, respectively.

Conic also bills the Company for certain expenses related to payroll and employee benefits, rent and occupancy costs, advertising, travel expenses and other expenses paid for by Conic on behalf of the Company. Payroll and employee benefits billed to the Company were for personnel who spend a percentage of their time on the Company’s operations. The administrative and warehouse facilities used by the Company are owned by the majority shareholder and the allocable cost related to the use of these facilities are likewise charged to the Company by Conic. For the year ended December 31, 2014, Conic billed the Company a monthly fee of $137,548. The outstanding amount payable to Conic related to the above expenses amounted to $144,646 as of December 31, 2014.

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DESCRIPTION OF SECURITIES

Introduction

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, bylaws and the Nevada Revised Statutes (the “NRS”) relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Nevada law and is qualified in its entirety by reference to our certificate of incorporation and our bylaws. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.

Authorized Capital Stock

Our authorized capital stock consists of 150,000,000 shares of common stock at a par value of $0.001 per share and no shares of preferred stock. As of July 30, 2015, 25,275,751 shares of our common stock were issued and outstanding. As of July 30, 2015, 2,481,638 shares of common stock were issuable under our outstanding warrants and convertible debt as described below.

Common Stock

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders of the Company. All shareholders are entitled to share equally in dividends, if any, as may be declared from time to time by the board of directors out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The shareholders do not have cumulative or preemptive rights.

Units

Each Unit consists of one share of common stock and three warrants to each purchase one share of common stock. The common stock and warrants will not be separately transferable until the date of this prospectus. The Units will be issued in registered form under a unit agency agreement between as Unit agent and us. The Units may not be separated into the underlying shares of common stock and Warrants until the date of this prospectus; and thereafter the Units may be separable into the underlying shares of common stock and Warrants only upon the request of a holder.

Warrants

The following summary of certain terms and provisions of the Warrants included in the Units is not complete and is subject to, and qualified in its entirety by the provisions of the form of the Warrants which is filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of Warrant.

Series A Warrant

Exercisability.   The Series A Warrants are exercisable immediately upon separation from the Units and at any time up to the date that is five (5) years from the closing of this offering. The Series A Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the Series A Warrant, the holder will not have the right to exercise any portion of the Series A Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series A Warrants.

Exercise Price.   The initial exercise price per share of common stock purchasable upon exercise of the Series A Warrants is $0.15 per share.

Mandatory Exercise.   In the event that our common stock trades above $0.45 (which is equal to three (3) times the exercise price of the Series A Warrants on the date of issue), for at least 20 consecutive trading days, we may require holders of the Series A Warrants to exercise their Series A Warrants. In the event that holders of our Series A Warrants fail to exercise those Series A Warrants during that period, the Series A Warrants will expire.

Transferability.   Subject to applicable laws, the Series A Warrants may be transferred at the option of the holders upon surrender of the Series A Warrants to us together with the appropriate instruments of transfer.

Warrant Agent and Exchange Listing.   The Series A Warrants will be issued in registered form under a warrant agency agreement between Standard Registrar & Transfer Co. Inc., as warrant agent, and us.

Subsequent Rights Offerings. If at any time the Company grants, issues or sells any Common Stock Equivalents (as defined in the Series A Warrants) or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of common stock (the “Purchase Rights”), then the holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon complete exercise of the Series A Warrants (without regard to any limitations on exercise hereof, including without limitation, the beneficial ownership limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the holder’s right to participate in any such Purchase Rights would result in the holder exceeding the beneficial ownership limitation, then the holder shall not be entitled to participate in such Purchase Rights to such extent (or beneficial ownership of such shares of common stock as a result of such Purchase Rights to such extent) and such Purchase Rights to such extent shall be held in abeyance for the holder until such time, if ever, as its right thereto would not result in the holder exceeding the beneficial ownership limitation).

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Fundamental Transaction.   If, at any time while the Series A Warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our shares of common stock are permitted to sell, tender or exchange their shares of common stock for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding shares of common stock, (4) we effect any reclassification or recapitalization of our shares of common stock or any compulsory share exchange pursuant to which our shares of common stock are converted into or exchanged for other securities, cash or property, or (5) we consummate a stock or share purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding shares of common stock, each, a Fundamental Transaction, then upon any subsequent exercise of the Series A Warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the Series A Warrants, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Stockholder.   Except as otherwise provided in the Series A Warrants or by virtue of such holder's ownership of shares of our common stock, the holder of a Series A Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Series A Warrants.

Series B Warrant

The Series B Warrant has the same terms as the Series A Warrants except for the following:

Exercisability.   A purchaser may not exercise any Series B Warrants until such purchaser has exercised all Series A Warrants that such purchaser holds, and thereafter, such purchaser may exercise the Series B Warrant at any time up to the date that is five (5) years from the closing of this offering. The Series B Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the Series B Warrant, the holder will not have the right to exercise any portion of the Series B Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series B Warrants.

Exercise Price.   The initial exercise price per share of common stock purchasable upon exercise of the Series B Warrants is 75% of the lowest VWAP during the twenty (20) trading days immediately prior to the applicable exercise date.

Mandatory Exercise.  The Series B Warrant will not have a mandatory exercise.

Other Warrants

As of July 30, 2015 there are 21,800 outstanding warrants to purchase our common shares. The warrants are exercisable at an exercise price of $0.63 per share, subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change. The warrants expire on January 8, 2017.

Convertible Debt

As of July 30, 2015, we had $727,000 aggregate principal amount of outstanding convertible notes, which at the current time are convertible into 2,459,838 shares of our common stock, with conversion prices and maturity dates as listed below:

Current Principal Amount Outstanding	Interest Rate	Conversion Price	Underlying Shares	Maturity Date
$375,000	12%	$0.30	1,250,000	April 29, 2015
$50,000	15%	$0.105	476,190	September 9, 2015
$50,000	15%	$0. 105	476,190	October 3, 2015
$46,500	8%	$0.077	603,896	October 22, 2015
$46,500	8%	$0.077	603,896	December 18, 2015
$50,000	15%	$0.105	476,190	December 22, 2015
$109,000	12%	$0.12	908,333	January 8, 2016

The exercise price of the convertible notes are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications and mergers or other corporate change.

Dividends

We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our board of directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our board of directors may deem relevant.

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Anti-Takeover Effects of Provisions of Nevada Law

We may be or in the future we may become subject to Nevada’s control share laws. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record with addresses in Nevada on the corporation’s stock ledger, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers. As of July 30, 2015, we have 1,660 stockholders of record and none of them have addresses of record in Nevada.

The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the interested stockholder first becomes an interested stockholder, unless the corporation’s Board of Directors approves the combination in advance. For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or (b) an affiliate or associate of the corporation and at any time within the previous three years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of our company from doing so if it cannot obtain the approval of our board of directors.

Registration Rights

In connection with the sale of the April Note, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) on April 29, 2014 with the Purchaser, pursuant to which we agreed to register all of the shares of our common stock underlying the April Note (the “Registrable Securities”) on a Form S-1 registration statement (the “Registration Statement”) which may be filed with the Securities and Exchange Commission (the “SEC”) at any time, thirty (30) calendar days following the closing date of the offering and to use our best efforts to cause the Registration Statement to be declared effective under the Securities Act within ninety (90) days following the closing date of the offering.

Listing

Our common stock is listed on the OTCBB under the symbol “NACG”.

Transfer Agent and Registrar

Standard Registrar & Transfer Co. Inc. at 12528 South 1840 East, Draper, UT 84020. Its telephone number is (801) 571-8844.

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SHARES ELIGIBLE FOR FUTURE SALE

As of July 30, 2015, we had 25,275,751 shares of common stock outstanding, not including shares issuable upon exercise of our warrants. All shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

The outstanding shares of our common stock not included in this prospectus will be available for sale in the public market as follows:

Public Float

Of our outstanding shares of common stock, as of July 30, 2015 approximately 22,650,698 shares of common stock are beneficially owned by executive officers, directors and affiliates (excluding shares of our common stock which may be acquired upon exercise of stock options and warrants which are currently exercisable or which become exercisable within 60 days of July 30, 2015). The approximately 2,625,053 remaining shares of common stock constitute our public float.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for a least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, our affiliates or persons selling shares on behalf of our affiliates who own shares that were acquired from us or an affiliate of ours at least six months prior to the proposed sale are entitled to sell upon expiration of the lock-up agreements described below, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding, which will equal approximately 386,090 shares of common stock immediately after this offering; or

●	The average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, we, our executive officers and directors, who in the aggregate own 22,650,698 shares of our common stock, or 58.67%, of our total outstanding common stock following this offering (assuming full exercise of the warrants and the exercise price of the warrant is $0.15 per share (100% of the public offering price of the Unit)), have agreed with Alexander Capital, L.P., subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any common stock or securities convertible into or exchangeable or exercisable for any common stock, whether currently owned or subsequently acquired, without the prior written consent of Alexander Capital, L.P., for a period of three (3) months from the date of effectiveness of the offering.

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MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX
CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material United States federal income and estate tax consequences to a non-U.S. holder (as defined below) of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset.

A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

●	an individual citizen or resident of the United States;

●	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to United States federal income taxation regardless of its source; or

●	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

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PLAN OF DISTRIBUTION

We have entered into a placement agency agreement, dated as of              , 2015, with Alexander Capital, L.P. (“Alexander Capital”), which we refer to as the placement agency agreement. Subject to the terms and conditions contained in the placement agency agreement, Alexander Capital has agreed to act as our placement agent in connection with this offering. Alexander Capital is not purchasing or selling any securities offered by this prospectus, nor is Alexander Capital required to arrange the purchase or sale of any specific number or dollar amount of the securities, but Alexander Capital has agreed to use its reasonable best efforts to arrange for the sale of all of the securities in this offering and has proposed to arrange for the sale to one or more purchasers of the securities offered pursuant to this prospectus. There is no requirement that any minimum number of Units or dollar amount of Units to be sold in this offering and there can be no assurance that we will sell all or any of the shares of common stock being offered. Therefore, we will enter into a purchase agreement directly with investors in connection with this offering and we may not sell the entire amount of securities being offered pursuant to this prospectus. The securities may be priced at a discount to the market price but such determination of the offering price will be negotiated between the Company, Alexander Capital and the investors.

The placement agency agreement provides that the obligations of Alexander Capital and the investors are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of certain opinions, letters and certificates from us or our counsel. We currently anticipate that the closing of this offering will take place on or about              , 2015. On the closing date, the following will occur:

●	we will receive funds in the amount of the aggregate purchase price;

●	Alexander Capital will receive the placement agent fees in accordance with the terms of the placement agency agreement; and

●	we will deliver the Units to the investors.

In order to comply with certain state securities laws, if applicable, the Units will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Units may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

Unless the investors have requested physical delivery, we will deposit the shares of common stock with The Depository Trust Company upon receiving notice from Alexander Capital. At the closing, The Depository Trust Company will credit the shares of common stock to the respective accounts of the investors. The Warrants shall be delivered in physical form by the Company to such persons, and shall be registered in such name or names and shall be in such denominations, as the Placement Agent may request by written notice to the Company at least one business day before the Closing Date.

We have agreed to pay Alexander Capital an aggregate fee equal to 7% of the gross proceeds received by us from investors in connection with the sale of the Units in this offering. We have also agreed to issue Alexander Capital common stock purchase warrants equal to 5% of the aggregate offering price of the Units sold in the offering. The placement agent’s warrants shall be exercisable at a price per share equal to one hundred and twenty percent (120%) of the offering price of the Units. Alexander Capital’s placement agent warrant will be exercisable for one share of common stock and will be subject to FINRA Rule 5110(g)(1) in that for a period of 180 days following the effectiveness of the registration statement (which shall not be earlier than the closing date of the offering pursuant to which the placement agent warrants are being issued), neither the placement agent warrants nor any warrant shares issued upon exercise of the placement agent warrants shall be (A) sold, transferred, assigned, pledged, or hypothecated, or (B) the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness of the registration statement pursuant to which the placement agent warrants are being issued, except the transfer of any security as permitted by FINRA rules. Alexander Capital will also be entitled to a non-accountable expense allowance equal to 1.0% of the gross proceeds received by us from investors in connection with the sale of the Units in this offering.

In addition, we have agreed to bear all fees, disbursements and expenses (including but not limited to all representations) in connection with this offering, including, without limitation, our legal and accounting fees and disbursements, the costs of preparing, printing and delivering this registration statement on Form S-1, as amended, under the Securities Act of 1933, as amended, the prospectus included herein and amendments, post-effective amendments and supplements thereto.

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In particular, we shall compensate or reimburse Alexander Capital for the following in connection with the sale of the Units in this offering: (1) an amount not to exceed 0.25% of the gross proceeds received by us from investors for due diligence expenses (2) an amount not to exceed 0.25% of the gross proceeds received by us from investors for actual accountable “road show expenses” (including, but not limited to, (i) if applicable, the costs associated with bound volumes of the offering materials to be provided to Alexander Capital by our counsel, and (ii) if applicable, the costs associated with Alexander Capital’s use of Ipreo’s book-building, prospectus tracking and compliance software for this offering); (3) an amount not to exceed 0.75% of the gross proceeds received by us from investors for accountable expenses; (4) an amount not to exceed 1.875% of the gross proceeds received by us from investors for the counsel fees of Alexander Capital (excluding “blue sky” fees and expenses”); and (5) an amount not to exceed 1% of the gross proceeds received by us from investors for a right of first refusal granted to Alexander Capital for a period of twelve (12) months. In connection with the foregoing, we have agreed to pay on any applicable closing date, if any, to the extent not paid at the closing date, all expenses incident to the performance of the obligations of us in connection with this offering, including, but not limited to: (1) all filing fees and communication expenses relating to the registration of the shares of common stock and warrants to purchase shares of common stock to be sold in this offering with the Commission; (2) all public filing system filing fees associated with the review of this offering by FINRA; (3) all fees, expenses and disbursements relating to the registration or qualification of such shares of common stock and warrants to purchase shares of common stock under the “blue sky” securities laws of such states and other jurisdictions as we and Alexander Capital together determine (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of “blue sky” counsel); (4) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities offered herein under the securities laws of such foreign jurisdictions as we and Alexander Capital together determine; (5) the costs of all mailing and printing of the placement agency documents (including, without limitation, the Placement Agency Agreement, any blue sky surveys and, if appropriate, a Sub-Agent Agreement, Placement Agent’s Questionnaire and Power of Attorney), this registration statement, as amended, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as Alexander Capital may reasonably deem necessary; (6) the costs of preparing, printing and delivering certificates representing the securities offered in the offering; (7) fees and expenses of the transfer agent for the shares of Common Stock; (8) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to Alexander Capital; (9) if applicable, the costs associated with bound volumes of the offering materials to be provided to Alexander Capital by our counsel; and (10) if applicable, the costs associated with the Placement Agent’s use of Ipreo’s book-building, prospectus tracking and compliance software for this offering.

Accordingly, we may compensate or reimburse Alexander Capital in an amount not to exceed 13.25% of the gross proceeds received by us from investors in connection with the sale of the Units in this offering. Subject to compliance with Financial Industry Regulatory Authority, or FINRA, Rule 5110(f)(2)(D), we will reimburse Alexander Capital for actual legal and other expenses incurred by it in connection with this offering in an amount up to $50,000 if this offering does not close.

The estimated offering expenses payable by us, are approximately $36,977.42, which includes legal, accounting and filing fees various other fees and expenses associated with registering the securities and listing the common stock and the non-accountable expense allowance payable to Alexander. After deducting certain fees due to Alexander and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $431,164.11 if the maximum number of securities are sold.

The following table shows the per fixed combination and total placement agency commissions we will pay to Alexander in connection with the sale of the securities offered pursuant to this prospectus supplement assuming the purchase of all of the securities offered hereby:

Placement agency commission per fixed combination(1)	$
Total	$

(1)	Does not include a non-accountable expense allowance in the amount of 1% of the gross proceeds, or $ per fixed combination.

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Because there is no minimum offering amount required as a condition to closing in this offering, the actual total offering fees, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

We have agreed to grant Alexander Capital a right of first refusal, which will begin from the date of commencement of sales of this offering, pursuant to FINRA Rule 5110(f)(2)(E)(i) and such right shall terminate twelve (12) months from the date of commencement of sales of this offering.

We have agreed to indemnify Alexander and certain other persons against certain liabilities relating to or arising out of Alexander’s activities under the placement agency agreement. We also have agreed to contribute to payments that Alexander may be required to make in respect of such liabilities.

Alexander has informed us that it will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

From time to time in the ordinary course of business, Alexander or its affiliates may in the future engage in investment banking and/or other services with us for which they may receive compensation, but we have no current agreement in place with Alexander.

Our common stock is traded on the OTCBB under the symbol “NACG”. The transfer agent for our common stock to be issued as part of the Unit in this offering is Standard Registrar & Transfer Co. Inc. Currently, there is no market for the Units or the warrants included in the Units.

The description of the placement agency agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the placement agency agreement.

A prospectus in electronic format may be made available on the web sites maintained by Alexander Capital and it may distribute the prospectus electronically.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any commissions received by it and any profit realized on the sale of the securities by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent would be required to comply with the requirements of the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants to purchase shares of common stock by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

52

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus and certain other legal matters as to Nevada law will be passed upon for us by Robinson Brog Leinwand Greene Genovese & Gluck P.C. Alexander Capital, L.P. is being represented by Szaferman Lakind Blumstein & Blader, P.C.

EXPERTS

Our audited consolidated financial statements appearing in this prospectus and registration statement have been audited by MaloneBailey LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.

We file annual, quarterly, and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on our corporate website at www.nacglobaltechnologies.com. The information we file with the SEC or contained on, or linked to through, our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at the SEC’s prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

53

F-1

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE QUARTER ENDED MARCH 31, 2015

F-2

NAC GLOBAL TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2015	2014
ASSETS

Current assets:
Cash	$8,968	$8,224
Accounts receivable	70,043	91,480
Inventories	44,327	35,168
Prepaid expenses	3,304	10,500
Deferred financing costs	29,520	48,725
Total current assets	156,162	194,097

Property and equipment, net	1,257	1,397
Deposit	63,800	63,800

Total assets	$221,219	$259,294

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable	$527,770	$390,578
Accounts payable - related party	139,991	144,646
Accrued expenses	119,744	129,145
Customer deposits	8,169	-
Line of credit	76,437	84,700
Convertible notes, net of debt discount of $189,786 and $164,421	537,214	453,579
Short-term debt - related parties	380,500	380,500
Derivative liability	188,445	297,215
Total current liabilities	1,978,270	1,880,363

Total liabilities	1,978,270	1,880,363

Stockholders' deficit

Common stock, $0.001 par value; 150,000,000 shares authorized; 25,275,751 and 25,250,001 shares issued and outstanding	25,275	25,250
Additional paid in capital	619,830	611,105
Accumulated deficit	(2,402,156)	(2,257,424)

Total stockholders' deficit	(1,757,051)	(1,621,069)

Total liabilities and stockholders' deficit	$221,219	$259,294

See accompanying notes to unaudited consolidated financial statements.

F-3

NAC GLOBAL TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31
	2015	2014

Revenues	$123,081	$155,217
Cost of goods sold	91,397	119,073
Gross profit	31,684	36,144

Operating expenses
Selling, general and administrative expenses	263,874	142,905

Net loss from operations	(232,190)	(106,761)

Other income (expense)
Interest expense	(167,175)	(1,005)
Loss on debt extinguishment	(34,878)	-
Unrealized derivative gain	289,511	-

Net loss	$(144,732)	$(107,766)

Net loss per share - Basic and Diluted	$(0.01)	$(0.00)

Weighted average shares outstanding - Basic and Diluted	25,272,779	22,764,969

See accompanying notes to unaudited consolidated financial statements.

F-4

NAC GLOBAL TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended March 31
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(144,732)	$(107,766)
Adjustments to reconcile net loss to net cash used in operating activities
Stock compensation expense	-	71,875
Unrealized derivative gain	(289,511)	-
Loss on debt extinguishment	34,878	-
Amortization of debt discount and deferred financing	160,453	-
Depreciation expense	140	-
Changes in operating assets and liabilities
Accounts receivable	21,437	748
Inventory	(9,159)	6,005
Prepaid expenses	13,196	-
Accounts payable	147,192	(96,555)
Accounts payable - related party	(4,655)	24,212
Accrued expenses	(9,401)	5,532
Customer deposits	8,169	-

Net cash used in operating activities	(71,993)	(95,949)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for intangible assets	-	(2,272)

Net cash used in investing activities	-	(2,272)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of the line of credit, net	(8,263)	(7,411)
Proceeds from short-term debt - related parties	-	125,000
Payments of short-term debt - related parties	-	(16,500)
Proceeds from convertible debt	81,000	-
Payment of deferred offering costs	-	(11,870)

Net cash provided by financing activities	72,737	89,219

NET INCREASE (DECREASE) IN CASH	744	(9,002)

CASH AT BEGINNING OF PERIOD	8,224	10,269
CASH AT END OF PERIOD	$8,968	$1,267

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$6,722	$1,005
Income taxes paid	-	-

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Deferred financing fees paid through issuance of note	$9,000	$-
Prepaid interest paid through issuance of note	6,000	-
Legal fees paid through issuance of note	10,000	-
Debt discount resulting from derivative liability	180,741	-

See accompanying notes to unaudited consolidated financial statements.

F-5

NAC GLOBAL TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Operations

NAC Global Technologies, Inc. (“NAC Global”) is an emerging growth, technology development and manufacturing company.

NAC Global has one (1) wholly-owned, consolidated subsidiary NAC Drive Systems, Inc. (“NAC”) that is a supplier of harmonic gearing products and precision drives. Harmonic gearing technology (“HGT”) is a precise, high ratio, high efficiency motion control technology that is critical in industrial and national defense applications due to its long life, precision, efficiency, weight-to-power ratio, and size. NAC serves customers globally in a variety of markets, including robotics, machine tools, medical, printing, corrugated, semiconductor and the defense industry. NAC operates out of Jacksonville, Florida and Port Jervis, New York. It maintains an office in Florida and completes the majority of its engineering, sales, assembly, quality inspection, and shipments from its New York facility.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements of NAC Global and NAC (collectively, the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by US GAAP for complete financial statements and should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K (the “Form 10-K”) filed with the Securities and Exchange Commission on April 15, 2015. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for future quarters or for the full year. Notes to the financial statements which substantially duplicate the disclosure contained in the audited consolidated financial statements for fiscal 2014 as reported in the Form 10-K have been omitted.

Principles of consolidation

The consolidated financial statements include the accounts of NAC Global and its wholly-owned subsidiary, NAC. All intercompany accounts and transactions are eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of risks

The Company maintains its cash primarily in one financial institution. The balance, at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk to cash.

Three (3) customers accounted for approximately 39%, 16% and 12% respectively of the Company’s revenues for the three months ended March 31, 2015. Three (3) customers accounted for approximately 51%, 14% and 12% of the Company’s revenues for the three months ended March 31, 2014. In addition, these customers, in the aggregate, accounted for 68% and 74% of the Company’s accounts receivable balance at March 31, 2015 and 2014, respectively.

Three Months Ended March 31, 2015	Customer	Customer Sales	% of Total Revenue	Accounts Receivable (AR)	% of AR
	1	$47,952	39%	$22,680	32%
	2	$20,100	16%	$8,040	11%
	3	$14,976	12%	$17,784	25%
		$83,028	67%	$48,504	68%

Three Months Ended March 31, 2014	Customer	Customer Sales	% of Total Revenue	Accounts Receivable (AR)	% of AR
	1	$79,056	51%	$25,920	27%
	2	$22,464	14%	$26,208	28%
	3	$17,920	12%	$17,920	19%
		$119,440	77%	$70,048	74%

The Company sells to both domestic and international customers. For the three months ended March 31, 2015 and 2014, revenues generated through transactions with international customers amounted to approximately 1% (Egypt) and 17% (12% Canada; 5% other), respectively, of the Company’s total revenues.

NAC currently purchases all of its drive components from one supplier. The loss of this supplier could cause delays and a possible loss of sales which would affect operating results adversely.

F-6

Fair value measurements

The carrying amounts reported in the consolidated balance sheets for accounts receivable and payables, inventory and debt are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and, if applicable, the stated rate of interest is equivalent to rates currently available.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The Company utilizes a three-level valuation hierarchy for disclosures of fair value measurements, defined as follows:

Level 1: inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3: inputs to the valuation methodology are unobservable and significant to the fair value.

The following table presents the derivative financial instruments, the Company’s only financial liabilities measured and recorded at fair value on the Company’s consolidated balance sheets on a recurring basis, and their level within the fair value hierarchy as of March 31, 2015 and December 31, 2014.

As of March 31, 2015	Amount	Level 1	Level 2	Level 3
Embedded conversion derivative liability	$184,745	$-	$-	$184,745
Warrant derivatives	3,700	-	-	3,700
	$188,445	$-	$-	$188,445

As of December 31, 2014	Amount	Level 1	Level 2	Level 3
Embedded conversion derivative liability	$297,215	$-	$-	$297,215

The following table provides a summary of the changes in fair value, including net transfers in and/or out, of the derivative financial instruments, measured at fair value on a recurring basis using significant unobservable inputs:

Balance at December 31, 2014	$297,215
Fair value of derivative liability at issuance	180,741
Unrealized derivative gain included in other income (expenses)	(289,511)
Balance at March 31, 2015	$188,445

F-7

The fair value of the derivative liability is calculated at the time of issuance and the Company records a derivative liability for the calculated value. The derivative liability is marked to market at each reporting period and changes in the fair value of the derivative liability are recorded in other income (expense) in the consolidated statements of operations.

The following are the assumptions used for derivative instruments valued using the Black-Scholes option pricing model:

	At March 31, 2015	At Dec 31, 2014
Market value of stock on measurement date	$0.33	$0.48
Risk-free interest rate	0.05%-0.26%	0.04%
Dividend yield	0%	0%
Volatility factor	81%-128%	151%
Term	0.08 to 0.78 year	0.33 year

Recently adopted accounting pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the three months ended March 31, 2015, the Company incurred net losses of $144,732 and has a working capital deficit of $1,822,108 as of March 31, 2015. If the Company is unable to generate profits and is unable to continue to obtain financing for its working capital requirements, it may have to curtail its business sharply or cease business altogether. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The consolidated financial statements do not include any adjustment relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company is taking certain steps to provide the necessary capital to continue its operations. These steps include, but are not limited to: (1) focus on sales to minimize the need for capital at this stage; (2) raise additional equity or debt financing; and (3) continue to focus on reductions in cost where possible.

NOTE 3 - DEBT

Line of credit

As of March 31, 2015, and December 31, 2014, the Company had a term loan with a third party financial institution for $124,000 with an outstanding balance of $76,437 and $84,700, respectively. The note is subject to annual interest of 4.5%. The note is collateralized by all of the assets of NAC and Conic Systems Inc. (“Conic”), an entity owned by Vincent Genovese, the Company’s Chief Executive Officer (“CEO”), and a guarantee issued by Mr. Genovese.

Debt with related parties

As of March 31, 2015, and December 31, 2014, the Company had an outstanding non-interest bearing loan from Vincent Genovese, its CEO and majority shareholder, amounting to $20,500. The Company also has an outstanding loan from a family member of Mr. Genovese amounting to $200,000 which is subject to annual interest of three percent (3%). Both loans have no stated maturity date.

On January 20, 2014, the Company obtained a non-interest bearing loan from Mr. Genovese amounting to $115,000. The loan matured on May 30, 2014, and is currently past due.

In January and April 2014, the Company obtained non-interest bearing loans from a director each amounting to $10,000. The loans have a term of six (6) months and the outstanding balance on these loans as of March 31, 2015 and December 31, 2014 amounted to $20,000 and are currently past due.

In April 2014, the Company issued a note to a director amounting to $25,000. The note is subject to annual interest of 12.5% and a minimum interest of $1,562. The note shall be paid at the earlier of the Company’s receipt of $50,000 in debt or equity funding or 365 days. As of March 31, 2015, the full principal amount of the note is outstanding.

F-8

Convertible notes

A summary of the activity of our convertible notes for the three months ended March 31, 2015, is shown below:

Balance at January 1, 2015	$453,579
Borrowings from convertible notes	109,000
Original issue debt discount	(3,000)
Debt discount resulting from derivative liability	(180,741)
Write off of debt discount due to debt extinguishment	16,093
Amortization of debt discount	142,283
$537,214

On January 8, 2015, the Company issued a 3% original issue discount convertible note to an accredited investor in the amount of $109,000 with a term of one (1) year and a conversion price equal to the lower of $0.50 or 80% of the share price that will be used by the Company in its next share issuance. In connection with the issuance of the note, the Company also issued warrants to purchase 21,800 shares of our common stock with an exercise price of $0.63 per share and a term of two (2) years. The note is subject to annual interest of 12% and the Company was required to prepay six (6) months of interest amounting to $6,000, which is included in the principal amount. Due to the variable conversion rate on the notes, the embedded conversion feature and the warrants issued with the note qualified for derivative accounting. The fair value of the embedded conversion option and the warrants including the original issue discount totaling to $95,322 was recognized as a discount to the note. The Company also paid deferred financing fees of $9,000. The debt discount and the deferred financing fees were amortized over the term of the note.

On January 13, 2015, the Company amended two of its existing 12% notes totaling $100,000 to increase the interest rate from 12% to 15% and issued an additional 25,000 shares in connection with the amendment. The modification was deemed substantial and was accounted for as a debt extinguishment under ASC 470. The fair value of the additional shares of common stock issued, including the unamortized debt discount and deferred financing fees, at the date of modification totaling $34,878 was recognized as a loss on debt extinguishment. These two notes also became convertible during the three months ended March 31, 2015. Due to the variable conversion rate on the notes, the embedded conversion feature qualified for derivative accounting. The fair value of the embedded conversion option of $88,419 was recognized as a debt discount and amortized over the term of the note.

As of March 31, 2015, the Company was in default of the $375,000 12% Convertible Notes having not paid interest and amortization payments of principal when due.

NOTE 4 - EQUITY

On January 13, 2015, the Company issued 25,000 shares of common stock in connection with the modification of the Company’s two existing convertible notes. The fair value of the shares of common stock amounting to $8,750 was recognized as a loss on debt extinguishment. See Note 3.

NOTE 5 - RELATED PARTY TRANSACTIONS

The Company recognized revenues for products sold to Conic amounting to $8,645 and $11,746 for the three months ended March 31, 2015, and 2014, respectively. As of March 31, 2015 and December 31, 2014, outstanding accounts receivable from Conic for such sales were $16,094 and $24,449, respectively.

Conic also bills the Company for certain expenses related to payroll and employee benefits, rent and occupancy costs, advertising, travel expenses and other expenses paid for by Conic on behalf of NAC. Payroll and employee benefits billed to NAC were for personnel who spend a percentage of their time on NAC’s operations. The administrative and warehouse facilities used by NAC are owned by the majority shareholder and the allocable cost related to the use of these facilities are likewise charged to NAC by Conic. For the three months ended March 31, 2015, Conic billed the Company $51,460 which included monthly fees for contracted services and facilities use of $22,584 ($7,528 per month) and $28,876 in reimbursed expenses paid by Conic on the behalf of the Company. The outstanding amount payable to Conic related to the above expenses amounted to $139,991 as of March 31, 2015.

NOTE 6 – SUBSEQUENT EVENTS

On April 30, 2015, the Company entered into a consulting agreement with a third party for business development and U.S. government grant assistance.  In connection with such agreement, the Company issued 300,000 restricted shares of common stock as consideration for such services.

On May 1, 2015, the Company issued a revolving $30,000 note for inventory financing.  The note is subject to a 15% annual interest rate and has a term of 120 days.

On May 5, 2015, the CEO of Conic returned to the Company the $63,800 deposit held in connection with the planned acquisition of Conic. The CEO of Conic returned the deposit due to a side letter agreement entered into on August 25, 2014, between the Company and the CEO, which confirmed certain prior oral agreements and memorialized certain understandings in connection with the planned acquisition of Conic.

F-9

NAC GLOBAL TECHNOLOGIES, INC.

 FOR THE YEAR ENDED DECEMBER 31, 2014

F-10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
NAC Global Technologies, Inc.
Port Jervis, NY

We have audited the accompanying consolidated balance sheets of NAC Global Technologies, Inc. and its subsidiary (collectively, the “Company”) as of December 31, 2014 and 2013 and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NAC Global Technologies, Inc. and its subsidiary as of December 31, 2014 and 2013 and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a working capital deficit. These raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
April 15, 2015

F-11

NAC GLOBAL TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2014	2013

ASSETS

Current assets:
Cash	$8,224	$10,269
Accounts receivable	91,480	93,854
Inventories	35,168	51,033
Prepaid expenses	10,500	-
Deferred offering and financing costs	48,725	47,449
Total current assets	194,097	202,605

Equipment	1,397	-
Intangible asset	-	33,369
Deposits	63,800	50,300

Total assets	$259,294	$286,274

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable	$390,578	$239,123
Accounts payable - related party	144,646	62,573
Accrued expenses	129,145	5,756
Line of credit	84,700	109,490
Convertible notes, net of debt discount of $164,421 and $0	453,579	-
Short-term debt - related parties	380,500	237,000
Derivative liability	297,215	-
Total current liabilities	1,880,363	653,942

Long-term debt - related party	-	3,318
Total liabilities	1,880,363	657,260

Stockholders' deficit

Common stock, $0.001 par value; 150,000,000 shares authorized; and 25,250,001 shares issued and outstanding	25,250	22,765
Additional paid in capital	611,105	334,110
Accumulated deficit	(2,257,424)	(727,861)

Total stockholders' deficit	(1,621,069)	(370,986)

Total liabilities and stockholders' deficit	$259,294	$286,274

See accompanying notes to consolidated financial statements

F-12

NAC GLOBAL TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2014	2013

Revenues	$651,641	$691,286
Cost of goods sold	489,956	539,555
Gross profit	161,685	151,731

Operating expenses
Selling, general and administrative expenses	1,069,611	559,412

Net loss from operations	(907,926)	(407,681)

Other income (expenses)
Acquisition expenses	(275,000)	-
Interest expense	(391,319)	(8,282)
Unrealized derivative gain	44,682	-

Net loss	$(1,529,563)	$(415,963)

Net loss per share - Basic and diluted	$(0.06)	$(0.02)

Weighted average shares outstanding - Basic and diluted	24,351,705	22,764,969

See accompanying notes to consolidated financial statements

F-13

NAC GLOBAL TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

YEARS ENDED DECEMBER 31, 2014 AND 2013

			Additional		Total
	Common stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit
Balance - December 31, 2012	22,713,312	$22,713	$77,287	$(311,898)	$(211,898)

Shares issued for cash	51,657	52	41,198	-	41,250

Stock compensation expense	-	-	215,625	-	215,625

Net loss for the year	-	-	-	(415,963)	(415,963)

Balance - December 31, 2013	22,764,969	22,765	334,110	(727,861)	(370,986)

Reverse merger adjustment	1,875,000	1,875	(1,875)	-	-

Shares issued for services	555,032	555	239,820	-	240,375

Shares issued with debt	50,000	50	34,530	-	34,580

Shares issued as financing fees	5,000	5	4,520	-	4,525

Net loss for the year	-	-	-	(1,529,563)	(1,529,563)

Balance - December 31, 2014	25,250,001	$25,250	$611,105	$(2,257,424)	$(1,621,069)

See accompanying notes to consolidated financial statements

F-14

NAC GLOBAL TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,529,563)	$(415,963)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	279	-
Bad debt expense	586	1,444
Stock compensation expense	240,375	215,625
Write off of intangible asset	33,369	-
Write off of deferred offering costs	47,449	-
Unrealized derivative gain	(44,682)	-
Amortization of debt discount and deferred financing	263,166	-
Changes in operating assets and liabilities
Accounts receivable	1,788	(2,433)
Inventory	15,865	(17,831)
Prepaid expenses	(10,500)	-
Accounts payable	426,455	104,690
Accounts payable - related party	82,073	(16,261)
Accrued expenses	123,389	1,363
Deferred revenue	-	(38,250)

Net cash used in operating activities	(349,951)	(167,616)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(1,676)	-
Increase in intangible asset	-	(18,044)
Deposits	(13,500)	-

Net cash used in investing activities	(15,176)	(18,044)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of the line of credit, net	(24,790)	(14,510)
Proceeds from short-term debt - related parties	160,000	166,000
Payments of short-term debt - related parties	(19,818)	(9,000)
Proceeds from sale of common stock	-	41,250
Proceeds from convertible debt	292,000	-
Payment of deferred offering costs	(44,310)	(1,287)

Net cash provided by financing activities	363,082	182,453

NET DECREASE IN CASH	(2,045)	(3,207)

CASH AT BEGINNING OF PERIOD	10,269	13,476
CASH AT END OF PERIOD	$8,224	$10,269

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$23,785	$6,580
Income taxes paid	-	-

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Shares issued with debt	$34,580	$-
Shares issued as deferred financing cost	4,525
Debt discount resulting from derivative liability	341,897	-
Acquisition expenses paid out of convertible debt proceeds	275,000	-

See accompanying notes to consolidated financial statements

F-15

NAC GLOBAL TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Operations

NAC Global Technologies, Inc. (“NAC Global”) is an emerging growth, technology development and manufacturing company.

NAC Global has one wholly owned, consolidated subsidiary NAC Drive System, Inc. (“NAC”) that is a supplier of harmonic gearing products and precision drives. Harmonic gearing technology (HGT) is a precise, high ratio, high efficiency motion control technology that is critical in industrial and national defense applications due to its long life, precision, efficiency, weight-to-power ratio, and size. NAC serves customers globally in a variety of markets, including robotics, machine tools, medical, printing, corrugated, semiconductor and the defense industry. NAC operates out of Jacksonville, Florida and Port Jervis, New York. It maintains an office in Florida and completes the majority of its engineering, sales, assembly, quality inspection, and shipments from its New York facility.

Basis of Presentation

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the statements of cash flows, cash equivalents include all highly liquid investments with original maturities of three months or less.

Revenue recognition

All revenue is recognized when persuasive evidence of an arrangement exists, the service or sale is complete, the price is fixed or determinable and collectability is reasonably assured. Revenue from product sales is recognized when products are shipped to customers. The Company’s revenues include sales to customers domiciled outside of the United States. Generally, these sales are denominated in U.S. dollars.

Deferred revenue arises from amounts received in advance of the culmination of the earnings process and is recognized as revenue in future periods when the applicable revenue recognition criteria have been met.

All amounts billed to customers for shipping and handling costs are included in revenues in the statements of operations.

Accounts receivable

Accounts receivable arise from the sale of products on trade credit terms and are stated net of an allowance for doubtful accounts. The Company performs ongoing credit evaluations of its customers which may result in the requirement of a deposit before fulfillment of the terms of the sales orders. Accounts are generally considered past due after 30 days. Past due receivables do not accrue interest. An allowance for doubtful accounts is provided for those accounts receivables considered to be uncollectable based on historical experience and management’s evaluation of outstanding receivable amounts at the end of the period. The Company has determined that no allowance for doubtful accounts is required as of December 31, 2014 and 2013.

Inventory

Inventory consists primarily of purchased finished goods and packaging materials. Inventory costs are determined using the average method and are carried at the lower of cost or net realizable value. Inventory is reviewed periodically for slow-moving and obsolete items.

F-16

Deferred offering costs

Deferred offering costs at December 31, 2014 and 2013 include costs incurred from third parties in connection with the Company’s planned equity offering. Such costs will be offset against future proceeds from the sale of shares of common stock arising from such equity offering. At December 31, 2014, deferred offering costs were written off to zero based on management’s assessment that the planned equity offering is not likely to occur.

Property and equipment, net

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets of 2 years. Maintenance and repairs are charged to expense as incurred. Depreciation expense was $279 and $0 for the years ended December 31, 2014 and 2013, respectively.

Intangible assets

Intangible assets represent legal costs and fees incurred by the Company in connection with its application process for several patents in which final acceptance is pending. Such costs are capitalized until approval of the patents are secured and will be amortized over the patents’ estimated useful lives. The intangible assets were fully written off as of December 31, 2014 due to non-approval of the Company’s patent applications.

Long-lived assets

The Company reviews its long-lived assets for impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. When such events or changes in circumstances occur, the Company recognizes an impairment loss if the undiscounted future cash flows expected to be generated by the asset is less than the carrying value of the related asset. In those circumstances an impairment loss is recorded to adjust the asset to its fair value. Management has determined that no impairment exists as of December 31, 2014 and 2013.

Advertising costs

Advertising costs are expensed as incurred. Advertising expense was $6,584 and $0 for the years ended December 31, 2014 and 2013, respectively.

Warranty costs

Provisions for estimated warranty and other related costs are recorded in cost of sales at the time of sale and are periodically adjusted to reflect actual experience. The amount of warranty liability accrued reflects management’s best estimate of the expected future cost of honoring Company obligations under the warranty plan. The Company’s estimates are based on historical experience. At December 31, 2014 and 2013 there was no warranty liability accrued.

Stock-Based Compensation

The Company accounts for share-based awards issued to employees in accordance with FASB ASC 718. Accordingly, employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company follows the provisions of uncertain tax positions as addressed in FASB Accounting Standards Codification (FASB ASC) 740-10-65. These standards require management to perform evaluation of all income tax positions taken or expected to be taken in the course of preparing the Company’s income tax returns to determine whether the income tax positions meet a “more likely than not” standard of being sustained under examination by the applicable taxing authorities. This evaluation is required to be performed to all open tax years, as defined by the various statutes of limitations, for federal and state purposes.

The Company is required to file federal and state income tax returns. With limited exceptions, NAC is no longer subject to U.S. federal income tax and state income tax examinations for years before 2008.

Management has performed its evaluation of all other income tax positions taken on all open income tax returns and has determined that there were no positions taken that do not meet the “more likely than not” standard. Accordingly, there are no provisions for income taxes, penalties or interest receivable or payable relating to uncertain income tax provisions in the accompanying financial statements.

From time to time, NAC may be subject to interest and penalties assessed by various taxing authorities. These amounts have historically been insignificant and are classified as income taxes when they occur.

Principles of consolidation

The consolidated financial statements include the accounts of NAC Global and its wholly-owned subsidiary, NAC. All intercompany accounts and transactions are eliminated in consolidation.

F-17

Concentration of risks

The Company maintains its cash primarily in one financial institution. The balance, at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk to cash.

Three customers accounted for approximately 34%, 17% and 10%, respectively, of the Company’s revenues for the year ended December 31, 2014. Two customers accounted for approximately 28% and 21% of the Company’s revenues for the year ended December 31, 2013. In addition, these customers accounted for 46% and 17% of the Company’s accounts receivable balance at December 31, 2014 and 2013, respectively.

Year Ended December 31, 2014	Customer	Customer Sales	% of Total Revenue	Accounts Receivable (AR)	% of AR
	1	$222,264	34%	$21,708	24%
	2	$111,200	17%	$-	-%
	3	$67,392	10%	$20,592	22%
		$400,856	61%	$42,300	46%

Year Ended December 31, 2013	Customer	Customer Sales	% of Total Revenue	Accounts Receivable (AR)	% of AR
	1	$191,223	28%	-	-%
	2	$147,420	21%	$15,876	17%
		$338,643	49%	$15,876	17%

The Company sells to both domestic and international customers. For the years ended December 31, 2014 and 2013, revenues generated through transactions with international customers amounted to approximately 25% (17 % Hong Kong, 3% India, 3% Canada, 2 % other) and 30% (28% Hong Kong, 2% other) respectively, of the Company’s total revenues respectively.

NAC currently purchases all of its drive components from one supplier. The loss of this supplier could cause delays and a possible loss of sales which would affect operating results adversely.

Fair value measurements

The carrying amounts reported in the consolidated balance sheets for accounts receivable and payables, inventory and debt are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and, if applicable, the stated rate of interest is equivalent to rates currently available.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The Company utilizes a three-level valuation hierarchy for disclosures of fair value measurements, defined as follows:

Level 1: inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3: inputs to the valuation methodology are unobservable and significant to the fair value.

The following table presents the derivative financial instruments, the Company’s only financial liabilities measured and recorded at fair value on the Company’s consolidated balance sheets on a recurring basis, and their level within the fair value hierarchy as of December 31, 2014.

	Amount	Level 1	Level 2	Level 3
Embedded conversion derivative liability	$297,215	$-	$-	$297,215

F-18

The following table provides a summary of the changes in fair value, including net transfers in and/or out, of the derivative financial instruments, measured at fair value on a recurring basis using significant unobservable inputs:

Balance at December 31, 2013	$-
Fair value of embedded conversion derivative liability at issuance	341,897
Unrealized derivative gain included in other expense	44,682
Balance at December 31, 2014	$297,215

The fair value of the derivative liability is calculated at the time of issuance and the Company records a derivative liability for the calculated value. The derivative liability is marked to market at each reporting period and changes in the fair value of the derivative liability are recorded in other income (expense) in the consolidated statements of operations.

The following are the assumptions used for derivative instruments valued using the Black-Scholes option pricing model:

	At issuance	At Dec 31, 2014
Market value of stock on measurement date	$0.55	$0.48
Risk-free interest rate	0.11%	0.04%
Dividend yield	0%	0%
Volatility factor	64%	151%
Term	1 year	0.33 year

Recently adopted accounting pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 2 - REVERSE MERGER

Effective April 29, 2014, NAC entered into a share exchange agreement with LipidViro Tech, Inc. (“LipidViro”), pursuant to which NAC agreed to exchange the outstanding common stock of NAC held by NAC’s shareholders for 23,125,001 shares of common stock (92.5% interest) of LipidViro.

For accounting purposes, this transaction is being accounted for as a reverse merger and has been treated as a recapitalization of LipidViro. NAC is considered the accounting acquirer, and the financial statements of the accounting acquirer became the financial statements of the registrant. The historical consolidated financial statements include the operations of the accounting acquirer for all periods presented.

The share exchange agreement also required NAC to pay LipidViro’s shareholders additional consideration of $275,000 which was recognized as acquisition expenses in the consolidated statements of operations.

On July 15, 2014, LipidViro changed its name to NAC Global Technologies, Inc.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the year December 31, 2014, the Company incurred net losses of $1,529,563 and has a working capital deficit of $1,621,069. If the Company is unable to generate profits and is unable to continue to obtain financing for its working capital requirements, it may have to curtail its business sharply or cease business altogether. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The consolidated financial statements do not include any adjustment relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company is taking certain steps to provide the necessary capital to continue its operations. These steps include, but are not limited to: (1) focus on sales to minimize the need for capital at this stage; (2) raise additional equity or debt financing; and (3) continue focus on reductions in cost where possible.

F-19

NOTE 4 – INVENTORIES

Inventories at December 31 consist of the following:

	2014	2013
Finished goods	$30,375	$47,188
Packaging materials	4,793	3,845
	$35,168	$51,033

NOTE 5 - DEBT

Line of credit

As of December 31, 2014, the Company had a term loan with a third party financial institution for $124,000 with an outstanding balance of $84,700. The note is subject to annual interest of 4.5%. The note is collateralized by all of the assets of NAC and Conic Systems Inc. (“Conic”), an entity owned by the Company’s CEO, and a guarantee issued by the Company’s CEO.

Debt with related parties

As of December 31, 2014 and 2013, the Company has an outstanding non-interest bearing loan from its CEO and majority shareholder, amounting to $20,500 and $21,000, respectively. The Company also obtained a loan from a family member of the CEO amounting to $200,000 which is subject to annual interest of 3% and is outstanding as of December 31, 2014 and 2013. Both loans have no stated maturity dates.

On January 20, 2014, the Company obtained a non-interest bearing loan from the CEO amounting to $115,000. The loan matured on May 30, 2014 and is currently past due.

In January and April 2014, the Company obtained non-interest bearing loans from a director each amounting to $10,000. The loans have a term of 6 months and the outstanding balance on these loans as of December 31, 2014 amounted to $20,000.

In April 2014, the Company issued a note to a director amounting to $25,000. The note is subject to annual interest of 12.5% and a minimum interest of $1,562. The note shall be paid at the earlier of the Company’s receipt of $50,000 in debt or equity funding or 365 days. The outstanding balance on this note as of December 31, 2014 amounted to $25,000 and is currently past due.

In 2010, the Company obtained a loan from Conic amounting to approximately $56,000. This loan is subject to annual interest of 4.85% and matures on December 31, 2015. As of December 31, 2014 and 2013, this loan has an outstanding balance of $0 and $3,318, respectively.

In December, 2013, the Company obtained a non-interest bearing loan from Conic amounting to $16,000. As of December 31, 2013 this loan has an outstanding balance of $16,000. The loan was repaid in full in January 2014.

Convertible debt

In connection with the share exchange agreement, the Company issued a 12% convertible note to a third party which has a term of 1 year and a conversion price of $0.30. Beginning on October 29, 2014 and on each of the following 6 successive months thereafter, the Company is obligated to pay 1/7th of the face amount of the note and accrued interest. All overdue accrued and unpaid interest is subject to a late fee at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law. The Company may prepay the note for the sum of the then outstanding principal amount of the convertible note and guaranteed interest multiplied by 125%. The note includes a reset provision in the conversion price in the event the Company subsequently sells shares at a price lower than $0.30. As a result, the Company determined that the conversion feature of the note qualified for derivative accounting. The fair value of the embedded conversion feature as determined using the Black-Scholes option pricing model amounted to $341,987 which was recognized as a debt discount and amortized over the term of the note. The Company also paid fees to the lender amounting to $10,000 which was also recognized as a debt discount and amortized over the term of the note. The September through December 2014 principal payments are currently past due and the note is considered in default. The Company paid interest of $7,500 and accepted a $50,000 forbearance penalty due to the late payments.

F-20

During 2014, the Company issued two 12% notes for a total amount of $100,000 to third parties, which have a one year term and are convertible to common stock beginning four months from the issuance date of the notes or upon an event of default. The conversion price on the notes is equivalent to 70% of the lowest daily VWAP (volume weighted average price) during the 10 day trading period immediately prior to conversion. The notes contain an embedded derivative but are not recognized until the notes become convertible. Based on the above terms, the Company determined that the conversion feature of the notes do not qualify for derivative accounting as of December 31, 2014. The Company is obligated to pay the principal amount and accrued interest on the date of its planned public offering. In connection with the notes, the Company issued 25,000 common shares to the note holders with a relative fair value of $24,421 which was recognized as a discount to the notes. The Company also issued 2,500 common shares with a fair value of $3,250 and paid $12,000 fees both of which were recognized as deferred financing fees. The debt discount and deferred financing fees were amortized over the term of the note.

During 2014, the Company issued two 8% convertible notes to a third party for a total amount of $93,000 with a term of one year and are convertible to common stock beginning six months from the issuance of the date of the notes or upon event of default. The conversion price is equivalent to 70% of the averages of the lowest five (5) closing bid prices during the 10 day trading period immediately prior to conversion. In the event of default, the Company is obligated to pay 150% of the sum of the then due outstanding principal plus any unpaid and outstanding interest. The notes contain an embedded derivative but are not recognized until the notes become convertible. Based on the above terms, the Company determined the conversion feature of the note do not qualify for derivative accounting as of December 31, 2014. The Company paid debt discount of $23,000 that was amortized over the term of the notes.

On December 22, 2014 the Company issued a 15% note in the amount of $50,000 to a third party, which has a one year term and is convertible to common stock beginning four months from the issuance date of the note or upon an event of default. The conversion price is equivalent to 70% of the lowest daily VWAP (volume weighted average price) during the 10 day trading period immediately prior to conversion. The note contains an embedded derivative but is not recognized until the note becomes convertible. Based on the above terms, the Company determined that the conversion feature of the note does not qualify for derivative accounting as of December 31, 2014. The Company is obligated to pay the principal amount and accrued interest on the date of its planned public offering. In connection with the note, the Company issued 25,000 common shares to the note holder with a relative fair value of $10,159 which was recognized as a discount to the note. The Company also issued 2,500 common shares with a fair value of $1,275 and paid $6,000 fees both of which were recognized as deferred financing fees. The debt discount and deferred financing fees were amortized over the term of the note.

In connection with the above notes, the Company also incurred legal costs in 2014 of $44,310 which were deferred and amortized over the term of the notes. Amortization expense during the year ended December 31, 2014 for both the debt discount and deferred financing fees amounted to $263,166.

NOTE 6 - EQUITY

On March 14, 2013, the Board of Directors approved the award of 23,000 (360,032 post merger) common shares to a director which will vest upon completion of the Company’s planned equity raise. Management determined that the performance condition is probable as of December 31, 2013 and the shares were subsequently issued in April 2014. The shares were valued at $287,500 based on the Company’s stock price, and $215,625 was recognized for the year ended December 31, 2013. The remaining stock compensation expense of $71,875 was recognized during the year ended December 31, 2014.

During the year ended December 31, 2014, the Company issued fully vested 195,000 common shares with a fair value of $168,500, to consultants for investor relation and consulting services.

During the year ended December 31, 2014, the Company issued 50,000 common shares with the convertible notes and 5,000 common shares as financing fees (see Note 4).

During the year ended December 31, 2013, the Company issued 51,657 common shares for cash for total proceeds of $41,250.

F-21

NOTE 7 - RELATED PARTY TRANSACTIONS

The Company recognized revenues for products sold to Conic amounting to $36,195 and $23,496 for the year ended December 31, 2014 and 2013, respectively. As of December 31, 2014 and 2013, outstanding accounts receivable from Conic for such sales were $24,449 and $2,129, respectively.

Conic also bills the Company for certain expenses related to payroll and employee benefits, rent and occupancy costs, advertising, travel expenses and other expenses paid for by Conic on behalf of NAC. Payroll and employee benefits billed to NAC were for personnel who spend a percentage of their time to NAC’s operations. The administrative and warehouse facilities used by NAC are owned by the majority shareholder and the allocable cost related to the use of these facilities are likewise charged to NAC by Conic. For the year ended December 31, 2014, Conic billed the Company a fee of $137,548. The outstanding payable to Conic related to the above expenses amounted to $144,646 as of December 31, 2014.

On August 24, 2011, the Company entered into an agreement with the CEO to acquire all of his shares in Conic at an agreed consideration of $1,200,000. The purchase price increases at a rate of 4.875% per year, and both parties have agreed to a ten year payout. In connection with such agreement, the Company has paid to the CEO $63,800 and $50,300 as of December 31, 2014 and December 31, 2013, respectively, which is reported as a deposit in the consolidated balance sheets.

On August 25, 2014, the Company and the CEO entered into a side letter agreement to confirm certain prior oral agreements and memorialize certain understandings, which was deemed effective as of May 15, 2014. Pursuant to the side letter, the parties agreed that: (1) the Company is not required to make installment payments to the CEO;  (2) the Company shall not be obligated to purchase the Conic shares from the CEO until  (a) it has received financing in the collective minimum amount of $1,500,000 or it has accumulated through organic operations an equivalent amount readily available in cash; and (b) it is more probable than not that the Company will not operate at a loss during the fiscal quarter following the purchase of the Conic shares; (3) when the Company is able to purchase the Conic shares, it will purchase all of such Conic shares at the same time and not in increments; (4)  the ten-year payout which was previously agreed to as an oral modification to the agreement was voided; (5) the Company’s previous payments to the CEO with respect to the Conic shares shall be treated as a deposit towards the purchase price of the Conic shares, and in the event that the Company has not purchased the Conic shares by the fourth quarter of fiscal year 2015, the CEO shall return the deposit to the Company; and (6) the Company shall have the right to terminate the agreement on or before the last business day of the fourth quarter of fiscal year 2015.  In such event, the CEO shall return the deposit to the Company and neither party shall have any remaining obligations to the other party.

NOTE 8 - INCOME TAXES

Income taxes for the years ended December 31, 2014 and 2013 are summarized as follows:

	2014	2013
Current:
Federal	$-	$-
State	$-	$-
Deferred benefit	$(428,282)	$(80,135)
Change in valuation allowance	$428,282	$80,135
Income tax expense	$-	$-

F-22

Components of the deferred tax assets are presented in the table below. A 100% valuation allowance has been established against the deferred tax assets, as the utilization of the loss carry forward cannot reasonably be assured.

	2014	2013

Net operating loss carry forwards	631,615	$173,374
Stock-based compensation	96,150	86,250
Valuation allowance	(727,765)	(259,624)
Net deferred tax assets	$-	$-

As of December 31, 2014, NAC has cumulative net operating loss carryforwards (“NOLs”) amounting to $1,579,038 which will begin to expire in 2021. The availability of the Company’s NOLs is subject to limitation if there is a 50% or more positive change in the ownership of the Company’s stock.

NOTE 9 - CONTINGENCIES

The Company is currently negotiating with its major competitor for a settlement agreement involving a trademark opposition proceeding which involves the use of the name “Harmonic Drive.” This trademark opposition proceeding was initiated by the Company. Management contends that the name “Harmonic Drive” is generic in nature and not subject to trademark protection. However, a name change for the Company is being contemplated as a result of these proceedings. In addition, the Company has been notified by other oppositional parties of alleged trademark infringement for the use of the name “Harmonic Drive” used in other markets around the globe. Since all oppositional parties are related companies, both the trademark opposition proceeding and the alleged trademark infringement issues are expected to be a jointly negotiated settlement terms of which will not include a payment or receipt of any monies by NAC.

In March 2014, the Company concluded negotiations with its major competitor involving trademarks. A global settlement agreement was jointly executed that includes no receipt or payment of any monies by NAC. The company changed its name in 2014 to NAC Drive Systems, Inc. The Company is dropping its opposition to the trade mark in the USA and its competitor is releasing any and all claims globally of alleged trademark infringement.

NOTE 10 – SUBSEQUENT EVENTS

On January 8, 2015, the Company issued a 3% Original Issue Discount Convertible Note to an accredited investor in the amount of $109,000 with a term of one (1) year and a conversion price equal to the lower of $0.50 or 80% of the share price that will be used by the Company in its next share issuance. In connection with the issuance of the note, the Company also issued 21,800 warrants with an exercise price of $0.63 per share and a term of 2 years.

On January 13, 2015, the Company amended two of its existing 12% notes totaling $100,000 to increase the interest rate from 12% to 15% and the number of shares issued on these notes from 25,000 shares to 50,000 shares.

F-23

3,333,333 Units

$0.15 per Unit

Preliminary Prospectus

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Alexander Capital, L.P.

The date of this prospectus is     , 2015

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Registration Fee	$235.89
FINRA Fees	2,800
Printing and Mailing Expenses	1,000
Transfer Agent Fees	2,300
Accounting fees and expenses	2,500
Legal fees and expense	20,000
Blue Sky fees and expenses	0
Miscellaneous	0
Total	$28,835.89

All amounts are estimates other than the SEC’s registration fee. We are paying all expenses of the offering listed above.

Item 14. Indemnification of Directors and Officers.

Nevada Revised Statutes (NRS) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees and agents.  The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests.  In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

Our bylaws include an indemnification provision under which we have the power to indemnify our current and former directors, trustees, officers, employees and other agents against expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by any such person, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under our bylaws.  These indemnification rights are contractual, and as such will continue as to a person who has ceased to be a director, trustee, officer, employee or other agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

Item 15. Recent Sales of Unregistered Securities.

Share Exchange Agreement

On April 29, 2014, in conjunction with the Share Exchange, we issued 23,125,001 shares of our common stock to the NAC Shareholders. Following the Share Exchange, NAC became our wholly-owned subsidiary.

The shares of common stock issued to the NAC Shareholders in connection with the Share Exchange were offered and sold to the NAC Shareholders in a private transaction in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.  Our reliance on Section 4(a)(2) of the Securities Act was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Private Placements

On April 29, 2014, we completed a private offering of $375,000 aggregate principal amount of 12% Convertible Promissory Notes by an institutional investor.

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On September 9, 2014, October 3, 2014 and December 23, 2014, we completed private offerings of $150,000 aggregate principal amount of 15% Convertible Promissory Notes, as amended, and 150,000 shares of the Company’s common stock with accredited investors.

On October 20, 2014, and December 16, 2014, we completed private offerings of $93,000 aggregate principal amount of 8% Original Issue Discount Convertible Promissory Notes with accredited investors.

On January 8, 2015, we completed a private offering of $109,000 aggregate principal amount of 3% Original Issue Discount Convertible Promissory Notes and warrants to purchase shares of the Company’s common stock with accredited investors.

On May 1, 2015, we issued a secured promissory note to a third party for the principal amount of $30,000 for inventory financing, which such note is subject to an annual interest rate of 15%.

The notes and warrants issued to the purchasers in these private placements was offered and sold to the purchasers in private transactions in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.  Our reliance on Section 4(a)(2) of the Securities Act was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits.

See Exhibit Index following the signature page.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the placement agent and investors at the closing certificates in such denominations and registered in such names as required by the placement agent and investors to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

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(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereonto duly authorized, in the City of Jacksonville, State of Florida, on August 3, 2015.

NAC GLOBAL TECHNOLOGIES, INC.

By:	/s/ Vincent Genovese
Vincent Genovese Chief Executive Officer and President (Principal Executive Officer, Principal Financial and Accounting Officer)

We, the undersigned officers and directors of NAC Global Technologies, Inc., hereby constitute and appoint Vincent Genovese, as true and lawful attorney with full power to him, to sign for us and in our names, in the capacities indicated below the registration statement filed herewith and any amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable LipidViro Tech, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent Genovese	Chief Executive Officer, President and Director	August 3, 2015
Vincent Genovese	(Principal Executive Officer, Principal Financial and Accounting Officer)

/s/ Jose L. Pujol, Jr.	Secretary, Treasurer and Director	August 3, 2015
Jose L. Pujol, Jr.

/s/ Rita M. O’Connor	Director	August 3, 2015
Rita M. O’Connor

/s/ Brian St. Denis	Director	August 3, 2015
Brian St. Denis

/s/ Edward Haversang	Director	August 3, 2015
Edward Haversang

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Share Exchange Agreement by and between NAC Global Technologies, Inc. (formerly known as LipidViro Tech, Inc.), NAC Harmonic Drive, Inc., the principal shareholders of LipidViro Tech, Inc. and the shareholders of NAC Harmonic Drive, Inc., dated April 29, 2014(1)
3.1(i)(a)	Articles of Incorporation(1)
3.1(i)(b)	Articles of Merger filed with the States of Nevada and California, October 4, 2001(1)
3.1(i)(c)	Certificate of Amendment to Articles of Incorporation, filed with the States of Nevada September 9, 2003(6)
3.1(i)(d)	Certificate of Amendment to Articles of Incorporation, filed with the States of Nevada February 5, 2004(6)
3.1(i)(e)	Certificate of Amendment to Articles of Incorporation, filed with the States of Nevada August 18, 2008(6)
3.1(i)(f)	Certificate of Amendment to Articles of Incorporation, filed with the States of Nevada July 15, 2014(2)
3.1(ii)	By-Laws(1)
4.1	12% Convertible Promissory Note, dated April 29, 2014(4)
4.2	Form of 15% Convertible Promissory Note(8)
4.3	Form of 8% Convertible Promissory Note(6)
4.4	Form of 3% Convertible Promissory Note(7)
4.5	Form of Warrant dated January 8, 2015(7)
4.6	Form of 15% Secured Promissory Note dated May 1, 2015(9)
4.7	Form of Series A Warrant included in the Unit in this offering(9)
4.8	Form of Series B Warrant included in the Unit in this offering(9)
4.9	Form of Placement Agent’s Warrant (8)
5.1*	Opinion of Robinson Brog Leinwand Greene Genovese & Gluck P.C.
10.1	Securities Purchase Agreement, dated April 29, 2014(4)
10.2	Registration Rights Agreement, dated April 29, 2014(4)
10.3	Form of Securities Purchase Agreement, 15% Convertible Note Offerings(8)
10.4	Form of Securities Purchase Agreement, 8% Convertible Note Offerings(6)
10.5	Securities Purchase Agreement, dated January 8, 2015(7)
10.8	Exclusive Manufacturing and Sales Representative and Distributor Agreement, by and between Beijing CTKM Harmonic Drive Co. LTD and NAC Harmonic Drive, Inc.(5)
10.9	New York Lease Agreement(4)
10.10	Florida Lease Agreement(4)
10.11	Agreement by and between NAC Global Technologies, Inc. and Conic Systems, Inc., dated August 25, 2014(3)
10.12†	Employment Agreement — Vincent Genovese(3)
10.13†	Agreement with Chief Executive Officer of Conic Systems Inc.(5)
10.14	Form of Placement Agent Agreement(9)
10.15	Form of Subscription Agreement(9)
21.1	List of Subsidiaries(6)
23.1*	Consent of MaloneBailey LLP
23.2	Consent of Robinson Brog Leinwand Greene Genovese & Gluck P.C. (Reference is made to Exhibit 5.1)
24.1	Power of Attorney (set forth on the signature page of the Registration Statement)
101.INS	XBRL Instance Document.
101.SCH	XBRL Taxonomy Extension Schema Document.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.
†	Management Contract or compensatory plan or arrangement

(1)	Filed as an Exhibit on 10-SB12G Registration Statement filed with the SEC on March 1, 2002.
(2)	Filed as an Exhibit on Current Report to Form 8-K filed with the SEC on July 16, 2014
(3)	Filed as an Exhibit on Amendment No. 3 to Current Report to Form 8-K filed with the SEC on August 26, 2014.
(4)	Filed as an Exhibit on Amendment No. 2 to Current Report to Form 8-K filed with the SEC on July 21, 2014
(5)	Filed as an Exhibit on Current Report to Form 8-K filed with the SEC on May 5, 2014.
(6)	Filed as an Exhibit on Form S-1 filed with the SEC on December 15, 2014.
(7)	Filed as an Exhibit on Current Report to Form 8-K filed with the SEC on January 12, 2015.
(8)	Filed as an Exhibit on Form S-1/A filed with the SEC on January 20, 2015.
(9)	Filed as an Exhibit on Form S-1/A filed with the SEC on June 23, 2015.

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